UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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FirstMerit Corporation

(Name of Registrant as Specified In Its Charter)

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III Cascade Plaza
Akron, Ohio 44308

March 12, 2008

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on Wednesday, April 16, 2008, at 10:00 A.M. at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308.

This year we are asking you to approve several important amendments to our Code of Regulations. If adopted, these amendments will have the effect of declassifying our Board of Directors such that Directors will be elected annually for one year terms. If the amendments to the Code of Regulations are adopted, we will elect four Class II Directors whose terms will expire at the Annual Meeting in 2009. If the amendments are not adopted, however, the Class II Directors who are elected will have a term that expires at the Annual Meeting in 2011. All of the nominees are currently serving as Directors. We will also be asking you to ratify the selection of our independent registered public accounting firm.

Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the nominees to serve as Directors, as well as the other Directors who will continue in office, and additional information with respect to each proposal you are being asked to vote upon.

It is important that your shares be voted, and we hope that you will be able to attend the Annual Meeting. We urge you to execute and return the enclosed form of Proxy as soon as possible, whether or not you expect to attend the Annual Meeting in person.

Sincerely,

Paul G. Greig
Chairman, President and Chief Executive Officer

FirstMerit Corporation
III Cascade Plaza
Akron, Ohio 44308

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, April 16, 2008

The Annual Meeting of Shareholders of FirstMerit Corporation, an Ohio corporation (“FirstMerit”), will be held at the John S. Knight Convention Center, 77 E. Mill Street, Akron, Ohio 44308, on Wednesday, April 16, 2008, at 10:00 A.M. (local time), for the following purposes:

1. To elect four Class II Directors;

2.	To ratify the selection of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2008;

3.	To amend FirstMerit’s Second Amended and Restated Code of Regulations to declassify the Board of Directors and to provide that Directors will be elected for terms of one year each commencing at this Annual Meeting; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on February 19, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, please fill in, date, sign and return the enclosed Proxy Card.

By Order of the Board of Directors,

Terry E. Patton
Secretary

Akron, Ohio
March 12, 2008

THE 2007 ANNUAL REPORT ACCOMPANIES THIS NOTICE.

FirstMerit Corporation
PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FirstMerit Corporation, an Ohio corporation (“FirstMerit” or “Company”), of the accompanying Proxy to be voted at the Annual Meeting of Shareholders to be held on Wednesday, April 16, 2008, at 10:00 A.M. (local time), and at any adjournment thereof. Shares represented by duly executed proxies in the accompanying form received by the Board of Directors prior to the meeting will be voted at the meeting. A shareholder who signs and returns a proxy in the accompanying form may revoke it prior to or at the meeting by giving notice to the Secretary. FirstMerit® is a registered trademark of the Company.

The close of business on February 19, 2008, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On that date FirstMerit had outstanding approximately 80,480,105 shares of common stock, without par value (“Common Shares”), each of which is entitled to one vote.

The mailing address of the principal executive offices of FirstMerit is III Cascade Plaza, Akron, Ohio 44308; telephone number (330) 996-6300. To obtain directions to attend the 2008 Annual Meeting of Shareholders, please contact Investor Relations at (330) 384-7020. This Proxy Statement, together with the related Proxy Card and FirstMerit’s 2007 Annual Report, are being mailed to the shareholders of FirstMerit on or about March 12, 2008.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 16, 2008.

The Proxy Statement, Form 10-K for the year ended December 31, 2007 and the 2007 Annual Report to shareholders are available at www.proxydocs.com/fmer.

VOTE REQUIRED

A majority of the votes eligible to be cast at the Annual Meeting, 40,240,053 Common Shares, must be present in person or by proxy to establish a quorum at the Annual Meeting. Abstentions and shares held by a nominee for a beneficial owner and which are represented in person or by proxy at the Annual Meeting but not voted with respect to one or more proposals will be counted as present for purposes of establishing a quorum.

Under Ohio law, FirstMerit’s Second Amended and Restated Articles of Incorporation (the “Articles”), and its Second Amended and Restated Code of Regulations (“Regulations”), the nominees for election as Directors who receive the greatest number of votes cast will be elected Directors. Each shareholder will be entitled to cast one vote for each share owned, and shareholders may not cumulate votes in the election of Directors. Shares as to which the authority to vote is withheld are not counted toward the election of Directors; however, in February 2007, the Board of Directors adopted a “Majority Vote Withheld Policy” in the event that “Withhold Authority” has been indicated by a majority of the votes cast with respect to any Director. A detailed summary of this policy is set forth under the caption “Corporate Governance — Policies of the Board of Directors.”

The proposal to ratify the selection of the Company’s independent registered public accounting firm requires the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company. For this proposal, abstentions and broker non-votes have the same effect as a vote against the proposal.

The proposal to approve amendments to the Company’s Regulations in order to declassify the Company’s Board of Directors requires the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company, as well as the affirmative vote of the holders of a majority of “Disinterested Shares” voted on the proposal. Disinterested Shares are defined in Section 1704.01 of the Ohio Revised Code and are further detailed in Proposal 3 — Approval of Amendments to the Company’s Second Amended and Restated Code of Regulations. For this proposal, abstentions and broker non-votes have the same effect as a vote against the proposal but are disregarded in determining whether a majority of the Disinterested Shares voted on the proposal have approved such amendments.

If the enclosed Proxy is signed and dated by the shareholder, but no vote is specified thereon, the shares held by such shareholder will be voted for the re-election of the four nominees, for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm and for the amendments to the Regulations.

CORPORATE GOVERNANCE

The Board of Directors — Independence

The Board of Directors of FirstMerit (the “Board of Directors” or the “Board”) is currently comprised of 13 members. Additional information on each Director is set forth in Proposal 1 — Election of Directors. The Board affirmatively determined that all of the Directors listed below are “independent directors” under the rules of The NASDAQ Stock Market LLC (“Nasdaq”).

Steven H. Baer	Gina D. France
Karen S. Belden	Terry L. Haines
R. Cary Blair	J. Michael Hochschwender
John C. Blickle	Clifford J. Isroff
Robert W. Briggs	Richard N. Seaman
Richard Colella

The only directors who are not independent are Philip A. Lloyd II and Paul G. Greig, the Company’s Chairman, President and Chief Executive Officer. The Board of Directors also determined that Roger T. Read, whose term as a Director expired at the 2007 Annual Meeting of Shareholders, was independent.

During 2007, certain current Directors and executive officers of FirstMerit, and their associates, were customers of and had banking transactions with various subsidiaries of FirstMerit, including the Company’s subsidiary bank (and its wealth management services) and the Company’s mortgage subsidiary. All of the relationships between any Director or executive officer and the Company or any of its subsidiaries are conducted in the ordinary course of business. FirstMerit encourages its Directors and executive officers to maintain these relationships and expects that these transactions will continue in the future. All loans and commitments to loans included in such transactions, including equipment leasing transactions, were made and will be made: (i) in the ordinary course of business; (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iii) without more than the normal risk of collectibility or present other unfavorable features. After reviewing the details of these relationships, the Board of Directors has determined that such relationships do not interfere with the exercise of a Director’s independent judgment in carrying out the responsibilities of any Director.

In reviewing the independence of Richard Colella, a Class I Director of FirstMerit, the Board of Directors considered the relationship between the Company and the law firm of Colella &Weir, P.L.L. Mr. Colella is a partner of the law firm, which received fees of less than $120,000 for the performance of legal services for one of the Company’s subsidiaries in 2007.

The law firm of Vorys, Sater, Seymour and Pease LLP performed legal services for FirstMerit and its subsidiaries in 2007. The fees received by the Vorys Firm were less than 5% of the firm’s gross revenues.

Philip A. Lloyd II, a Class I Director of FirstMerit, was of counsel with the law firm during 2007. Mr. Lloyd’s compensation from Vorys, Sater, Seymour and Pease LLP is not directly or indirectly related to the legal fees generated by FirstMerit, and the Board of Directors does not believe that Mr. Lloyd has a direct or indirect material interest in the legal fees paid by the Company to the Vorys Firm. While the Board of Directors feels that Mr. Lloyd’s relationship with the law firm does not interfere with his exercise of independent judgment in carrying out his responsibilities as a Director, the Board nonetheless concluded that Mr. Lloyd’s relationship gave rise to an appearance of a potential conflict and, as such, determined that he should not be considered an independent Director.

Certain Relationships and Related Transactions

Under the Company’s Insider Activities Policy, the Audit Committee has delegated to the Corporate Governance and Nominating Committee the responsibility of reviewing and approving all related party transactions. The Insider Activities Policy is a written policy which covers all transactions that are reportable under Section 404 of Regulation S-K. Extensions of credit by FirstMerit and its banking subsidiaries to insiders of FirstMerit and its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and Federal Deposit Insurance Corporation Improvement Act. It is the Company’s policy that any transactions with persons whom Regulation O defines as insiders (executive officers, directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public. Transactions are reviewed by the Corporate Governance and Nominating Committee either on a case-by-case basis (such as loans made by the Company’s bank subsidiary to an insider) or, in the case of an ongoing relationship (such as the legal services provided by the law firms identified above) are approved at the outset of the relationship and may be periodically reviewed. All loans to insiders of the Company: (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

Committees of the Board of Directors

During 2007, the Risk Management Committee, consisting of Philip A. Lloyd II (Chair), Karen S. Belden, John C. Blickle, Robert W. Briggs, Richard Colella and Clifford J. Isroff, met 12 times to monitor the lending activities of FirstMerit’s subsidiaries, help assure such activities were conducted in a manner consistent with FirstMerit’s credit policy and oversee management’s implementation and enforcement of FirstMerit’s risk management framework throughout its organization.

The Compensation Committee establishes policies and levels of reasonable compensation for Directors, officers and employees of FirstMerit and its subsidiaries, and administers (among other plans) FirstMerit’s equity plans, the FirstMerit Corporation Executive Cash Incentive Plan (the “ICP”), the Amended and Restated Executive Deferred Compensation Plan (the “Executive Deferred Plan”), the Executive Life Insurance Program (the “Insurance Program”) and the Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Plan”). In addition, the Compensation Committee is involved in administering the Pension Plan for Employees of FirstMerit Corporation and Affiliates (the “Pension Plan”), the Executive Supplemental Retirement Plan (the “SERP”), the Unfunded Supplemental Benefit Plan (the “Excess Plan”) and the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan (the “401(k) Plan”). A copy of the Compensation Committee Charter is available on the Company’s website at www.firstmerit.com. The committee met 6 times in 2007. The members of the Compensation Committee are R. Cary Blair (Chair), Terry L. Haines, J. Michael Hochschwender, Clifford J. Isroff and Richard N. Seaman. All of such members are considered “independent” for purposes of the Nasdaq listing requirements. Additional discussion of the Compensation Committee’s role is set forth in the Compensation Discussion and Analysis section of this Proxy Statement.

The Executive Committee evaluates and responds to management’s recommendations concerning strategic planning, management and mergers and acquisitions. The Executive Committee is authorized to act for the Board of Directors when the Board is not in session, except in certain limited circumstances, and it met 13 times in 2007. The members of the Executive Committee are Clifford J. Isroff (Chair), R. Cary Blair, John C. Blickle, Robert W. Briggs, Paul G. Greig and Philip A. Lloyd II.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting process of the Company. The Audit Committee members are John C. Blickle (Chair), Karen S. Belden, Steven H. Baer, R. Cary Blair and Gina D. France. The Board has determined that it has three “audit committee financial experts” serving on its Audit Committee. Steven H. Baer, John C. Blickle and Gina D. France each have been determined to have the attributes listed in the definition of “audit committee financial expert” set forth in the Instruction to Regulation S-K, Item 407(d)(5)(i), and in the Nasdaq listing requirements. Mr. Blickle acquired those attributes through education and experience as a certified public accountant. Ms. France acquired those attributes through education and her experience in the investment banking industry. Mr. Baer acquired those attributes through education and experience in the banking and investment banking industries. All of the Audit Committee members are considered “independent” for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter, which is reviewed annually by the Committee and the Board to reflect current Commission and Nasdaq rules, requirements and best corporate practices. A copy of the current Audit Committee Charter is available on the Company’s website at www.firstmerit.com. The Audit Committee met 5 times in 2007.

The Corporate Governance and Nominating Committee’s purpose is to (i) identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees, (ii) develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company, and (iii) lead the Board of Directors in its annual review of the Board’s performance. The committee consists of Clifford J. Isroff (Chair), John C. Blickle and Gina D. France. All members of the Corporate Governance and Nominating Committee are “independent” for purposes of the Nasdaq listing requirements. The Board of Directors has adopted and reviews annually a written charter and Corporate Governance Guidelines (the “Corporate Governance Guidelines”). Copies of the Corporate Governance and Nominating Committee Charter and the Corporate Governance Guidelines are available on the Company’s website at www.firstmerit.com. The Corporate Governance and Nominating Committee met 3 times in 2007.

There were 8 regularly scheduled and special meetings of the Board of Directors in 2007. All of the incumbent Directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees on which each served.

Policies of the Board of Directors

Majority Withheld Vote

The Board recognizes that, under Ohio law, Director nominees who receive the greatest number of shareholder votes are automatically elected to the Board of Directors, regardless of whether the votes in favor of such nominees constitute a majority of the voting power of the Company. Nonetheless, it is the policy of the Board that, in an uncontested election, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) should promptly tender his or her resignation to the Chairman of the Board. The Board will consider the resignation offer and whether to accept it or reject it. In considering whether to accept or reject the tendered resignation, the Board will consider all information and factors deemed relevant, including, without limitation, the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications and performance of the tendering Director(s) and his or her contributions to the Board and the Company. The Board will act on any tendered resignation within 90 days following certification of the shareholder vote. Following the Board’s determination, the Company will promptly disclose the Board’s decision whether to accept or reject the Director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release and in a Form 8-K. Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Board consideration or action regarding whether to accept the resignation offer. If a majority of the Board members receive a Majority Withheld Vote at the same election, then the independent Directors who did not receive a Majority Withheld Vote will consider the resignation offers and whether to accept or reject them.

Incentive Compensation “Clawback”

If the Board of Directors learns of any misconduct by an executive officer which contributed to the Company having to materially restate all or a significant portion of its financial statements, the Board of Directors shall take such action as it deems necessary to address the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, pursue remedies it deems appropriate against the wrongdoer. In determining what remedies to pursue, the Board shall take into account all relevant factors and whether such restatement was the result of negligent, intentional or gross misconduct of the executive officer. The Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to an executive officer, and/or effect the cancellation of unvested equity awards previously granted to the executive officer if: (i) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement; (ii) the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement; and (iii) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. The Company may pursue other actions, such as dismissal, legal action for breach of fiduciary duty or other means to enforce the executive officer’s obligations to the Company, as may be appropriate under the particular circumstances. In determining the appropriate action, the Board may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities, although the Company’s power to determine appropriate remedial action is in addition to, and not in replacement of, remedies pursued by such entities.

Shareholder Rights Plans

The Board of Directors evaluated and allowed the Company’s shareholder rights plan to expire by its terms in 2006. The Board discussed at that time and confirmed its belief that it is important to retain the flexibility to adopt a shareholder rights plan in the future and to do so in advance of obtaining shareholder approval. The Board considered that rights plans can be effective to protect shareholders and the Company from abusive takeover tactics and ensure that each shareholder is treated fairly in a potential acquisition of the Company. The Board noted that such plans have been effective in connection with bids for control of other companies in giving boards of directors time to evaluate offers, investigate alternatives and take steps necessary to maximize value to shareholders. The Board also has determined that adopting and disclosing a shareholder rights plan policy would be a matter of good corporate governance and of interest to the Company’s shareholders.

It is the policy of the Board of Directors that it will adopt a shareholder rights plan only if either:

•	The Company’s shareholders have approved the adoption of the shareholder rights plan in advance; or

•	At least a majority of the independent Directors of the Board, in the exercise of their fiduciary responsibilities, determines that it is in the best interests of the shareholders under the circumstances to adopt a shareholder rights plan without the delay that would result from seeking advance shareholder approval; provided that, if such a plan has a stated term longer than 12 months, the Board will put the plan to a shareholder ratification vote within 12 months after it is adopted or the plan will expire automatically one year after it is adopted. If the plan is put to a shareholder vote by the Board and is not approved by a majority of the votes cast on the matter, the plan will terminate immediately after the vote has been certified by the inspector of elections.

Lead Independent Director

In 2003, the Board of Directors created the position of Lead Independent Director, with Clifford J. Isroff serving as Lead Independent Director since that time. The Lead Independent Director acts as the liaison between management and the Board of Directors, presides at all executive sessions of the Board and chairs the Executive Committee.

Director Nominations

The Corporate Governance and Nominating Committee will consider candidates for Directors of FirstMerit recommended by a shareholder who submits the person’s name and qualifications in writing. The Corporate Governance and Nominating Committee has no specific minimum qualifications for a recommended candidate, and the Committee does not consider shareholder recommended candidates differently from other candidates. The Corporate Governance and Nominating Committee considers:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills with those of other Directors and potential Directors in building a Board that is effective and responsive to the needs of the Company;

•	diversity of viewpoints, background, experience and other demographics; and

•	the ability of the nominee to satisfy the independence requirements of the Nasdaq;

Under the Corporate Governance Guidelines, a Director who is age 72 or older at the time of the election shall not stand for re-election; provided, however, the Corporate Governance and Nominating Committee retains the authority to recommend to the Board that a Director age 72 or older may stand for re-election. The Corporate Governance and Nominating Committee makes its recommendation to the Board of Directors, and nominees are selected by the Board of Directors.

Under FirstMerit’s Regulations, a shareholder entitled to vote for the election of Directors who intends to nominate a Director for election must deliver written notice to the Secretary of FirstMerit no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Pursuant to the Company’s Corporate Governance Guidelines, each shareholder notice must include the following information regarding a Director candidate:

1.	The name and address of the candidate;

2.	The number and class of all shares of each class of stock of the Company owned of record and beneficially owned by the candidate, as reported to the nominating shareholder by the candidate;

3.	The information required of director nominees under Item 401(a), (d), (e), and (f) of Regulation S-K (relating to the nature and existence of certain business, family, and/or legal relationships between the candidate and the Company, as well as the candidate’s prior business and directorship experience);

4.	The information required of nominees under Item 404(a) of Regulation S-K (relating to the nature and existence of current or potential related party transactions between the candidate and the Company);

5.	A description of why the candidate meets the Director criteria set forth in the Company’s Corporate Governance Guidelines;

6.	The consent of the candidate to serve as a Director of the Company if so elected;

7.	Any written or oral agreement or understanding with the nominating shareholder or any other person that relates in any way to the Company or how the candidate would vote or serve as a Director;

8.	Whether the candidate has been or is currently subject to any enforcement action or penalty or, to the candidate’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal actions; and

9.	All financial and business relationships of the candidate, or of any organization of which the candidate is an executive officer or principal shareholder or otherwise controls, with the Company, the nominating shareholder or, to the candidate’s knowledge, any other shareholder of the Company that is acting in concert with the nominating shareholder.

In addition, the shareholder notice must also include the following information regarding the shareholder making the nomination:

A.	The name and address of the shareholder making the nomination;

B.	The number and class of all shares of each class of stock of the Company owned of record and beneficially owned by the shareholder;

C.	A representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

D.	A description of any arrangements between the shareholder and the candidate pursuant to which the nominations are to be made;

E.	A description of any relationships, including business relationships, between the shareholder and the candidate;

F.	Whether the shareholder is acting in concert with any person with respect to Company shares;

G.	Whether the shareholder owns, holds or has the power to vote, individually or in concert with any other person, 5% or more of any class of voting stock of any other organization that competes with the Company;

H.	The information required by Item 401(f) of Regulation S-K (relating to the nature and existence of certain legal proceedings involving the Company and the nominating shareholder) and whether the shareholder has been or is currently subject to any enforcement action or penalty or, to the shareholder’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal action;

I.	Whether the shareholder is acting on behalf of or at the request of any other shareholder; and

J.	If the shareholder is other than an individual, the names of the shareholder’s five most senior executive officers (or persons performing similar roles); the names and addresses of each person that has a 10% or more voting, ownership or economic interest in the shareholder and the respective amounts of such interests; the names and addresses of each person that would be deemed to control the shareholder; and the name and address of any advisor to the shareholder that has the principal responsibility for its investment or voting decisions.

In the case of any investment fund or similar organization that is a nominating shareholder, these shareholder disclosure obligations shall also apply to the principal advisor to the fund. Also, if the shareholder is other than an individual, these disclosure requirements apply to the shareholder’s principal shareholders, Chief Executive Officer (“CEO”), and other controlling parties.

If a nominating shareholder or Director candidate believes that information supplied in response to any of the above inquiries is confidential, the shareholder or nominee may request confidential treatment for such information. In that event, the information shall be maintained on a confidential basis by the Company’s Corporate Governance and Nominating Committee unless the Committee is advised by counsel that disclosure is appropriate in connection with the solicitation of proxies relating to the Director candidate.

In the event that it is subsequently determined that any of the information provided by the candidate or nominating shareholder is materially inaccurate, a Director candidate who provided the materially inaccurate information or whose nominating shareholder provided the materially inaccurate information shall be required to resign from the Board, and, in the event of a refusal to resign, such a determination shall constitute “good cause” for removal from the Board, unless it is determined by the Corporate Governance and Nominating Committee that the inaccuracy was inadvertent.

Shareholder Proposals

Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of FirstMerit for its next Annual Meeting of Shareholders to be held in 2009 may be made only by a qualified shareholder and must be received by FirstMerit no later than November 12, 2008.

If a shareholder intends to submit a proposal at the Company’s 2009 Annual Meeting of Shareholders that is not eligible for inclusion in the Proxy Statement relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the “1934 Act”), by January 26, 2009, then the proxy holders will be allowed to use their discretionary authority with respect to such proposal if the proposal is properly raised at the Company’s Annual Meeting in 2009. The submission of such a notice does not ensure that a proposal can be raised at the Company’s Annual Meeting.

Shareholder Communications with Directors

All written communications addressed to an individual Director at the address of the Company or one of the offices of a subsidiary of the Company, except those clearly of a marketing nature, will be forwarded directly to the Director. All written communications addressed to the Board of Directors at the address of the Company or one of the offices of a subsidiary of the Company will be presented to the full Board of Directors at a meeting of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires FirstMerit’s Directors, officers and persons who own beneficially more than ten percent of its Common Shares (“Section 16 Filers”) to file reports of ownership and transactions in the Common Shares with the Securities and Exchange Commission (the “Commission”), and to furnish FirstMerit with copies of all such forms filed. FirstMerit understands from the information provided to it by Section 16 Filers that for 2007: a Form 4 filed by J. Michael Hochschwender was late in reporting three acquisitions by family trusts of which he is the trustee and his minor children are beneficiaries; due to an administrative error a Form 4 filed by Paul G. Greig was late in reporting the acquisition of a grant of restricted shares; and R. Cary Blair was late in reporting an acquisition of shares in a prior year, which acquisition was reported during 2007.

Attendance at Shareholder Meetings

All Directors are expected to make every effort to attend meetings of the shareholders of the Company. All Directors attended the 2007 Annual Meeting of Shareholders, other than Mr. Baer who was not then a member of the Board of Directors.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

The Corporate Governance and Nominating Committee has recommended to the Board of Directors four Class II Directors, and the Board of Directors has nominated such persons. These nominees will stand for election at the Annual Meeting.

The shareholders, pursuant to Article III, Section 2, of the Regulations, have fixed the total number of Directors at 15, and divided the Directors into three classes each having five Board members. As set forth in more detail under Proposal 3 — Approval of Amendments to the Company’s Second Amended and Restated Code of Regulations, however, the Board of Directors is recommending that the shareholders approve amendments to the Regulations that will consolidate the Board of Directors into a single class. If these amendments are adopted by the shareholders, then the Directors elected at the Annual Meeting will serve for a term that expires at the 2009 Annual Meeting of Shareholders. If these amendments are not approved, however, then the Board of Directors’ classified structure will remain and the nominees will serve as Class II Directors with terms that expire at the 2011 Annual Meeting of Shareholders.

Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement and, as a matter of corporate policy, the Board believes it is important to maintain one or more vacancies on the Board. Pursuant to Article III, Section 3, of the Regulations, a majority of the Board may appoint individuals to fill the vacancies. That ability might be important in connection with a future acquisition or if the Board finds a highly qualified candidate whom the Board believes should be appointed prior to the next Annual Meeting of Shareholders. If the shareholders do not approve the amendments to the Regulations, any person so appointed would serve until the current term of that class of Directors has expired, which could exceed one year.

Set forth below for each nominee for election as a Director and for each Director whose term will continue after the Annual Meeting is a brief statement, including age, principal occupation and business experience during the past five years.

If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Corporate Governance and Nominating Committee and approved by the Board. The Corporate Governance and Nominating Committee has no reason to believe that any nominee named will be unable to serve if elected. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED BELOW.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS
(If Amendments to the Code of Regulations are adopted, Term Expiring in 2009)
(If Amendments to the Code of Regulations are not adopted, Term Expiring in 2011)

		Principal Occupation for Past Five Years
Name	Age	and Other Information	Director Since

Karen S. Belden	65	Realtor, The Prudential-DeHoff Realtors, Canton, Ohio.	1996

R. Cary Blair	68	Retired since August 2003; formerly, Chairman and Chief Executive Officer, Westfield Group, Westfield Center, Ohio, a group of financial services companies.	1996

Robert W. Briggs	66	President, GAR Foundation since August 2006 (previously Executive Director); Chairman Emeritus since February 2004 (previously Chairman) of the Board of the law firm of Buckingham, Doolittle & Burroughs, LLP, Akron, Ohio.	1996

Clifford J. Isroff	71	Retired since January 2001; formerly, Chairman and Secretary, I Corp., Akron, Ohio, a manufacturing holding company.	1981

CLASS III DIRECTORS CONTINUING IN OFFICE
(Term Expiring in 2009)

		Principal Occupation for Past Five Years
Name	Age	And Other Information	Director Since

John C. Blickle	57	President, Rubber City Arches, LLC, dba McDonald’s Restaurants, Akron, Ohio, quick service restaurants.	1990

Gina D. France	49	President, France Strategic Partners LLC, Medina, Ohio since January 2003, a strategy and transaction advisor to corporations; formerly, Managing Director, Ernst & Young Corporate Finance, an investment banking business affiliated with the accounting firm of Ernst & Young LLP.	2004

Paul G. Greig	52	Chairman, President and Chief Executive Officer, FirstMerit, Chairman, President and Chief Executive Officer, FirstMerit Bank, N.A. since 2006; formerly, President and CEO, Charter One Bank - Illinois from 2005-2006 and President and CEO Bank One, Wisconsin from 1999-2005.	2006

Terry L. Haines	61	Retired; formerly President and Chief Executive Officer, A. Schulman, Inc., Akron, Ohio, a publicly-held manufacturer and wholesaler of plastic materials, 1991-2007; Chairman of the Board of A. Schulman, Inc., 2006-2008; Director, Ameron, Inc., Pasadena, California, a publicly-held producer of fiberglass-composite piping, concrete and steel pipe systems and specialized construction products.	1991

CLASS I DIRECTORS CONTINUING IN OFFICE
(Term Expiring in 2010)

		Principal Occupation for Past Five Years
Name	Age	and Other Information	Director Since

Steven H. Baer	58	Managing Member, Rally Capital Services, LLC since 2003, a private investment banking and financial consulting firm; formerly, Vice Chairman, Builders Bank from 2002-2003.	2007

Richard Colella	72	Attorney, Colella & Weir, P.L.L., Lorain, Ohio.	1998

J. Michael Hochschwender	47	President and Chief Executive Officer, The Smithers Group, Akron, Ohio, a private group of companies which provides technology-based services globally to various industries.	2005

Philip A. Lloyd II	61	Attorney, Vorys, Sater, Seymour and Pease LLP, Akron, Ohio since January 2004; previously, attorney with Brouse McDowell, Akron, Ohio.	1988

Richard N. Seaman	62	President and Chief Executive Officer, Seaman Corporation, a manufacturer of vinyl coated industrial fabrics.	1998

Beneficial Ownership and Share Ownership Guidelines

The following table sets forth certain information regarding the beneficial ownership of the Common Shares of the Company by each Director, each Director nominee, each of the executive officers of the Company appearing in the Summary Compensation Table (the “Named Executive Officers”), and all

Directors, Named Executive Officers and other executive officers of the Company as a group, as of February 19, 2008.

		Number of Common Shares(1)
Name	Sole Voting(2)(3)	Shared Voting		Options	Total	Percent of Class

Steven H. Baer	1,000	0		0	1,000	*
Karen S. Belden	25,583	0		34,200	60,083	*
R. Cary Blair	21,550	0		34,200	55,750	*
John C. Blickle	39,375	0		34,200	73,575	*
Robert W. Briggs	12,154	0		34,200	46,354	*
Richard Colella	12,747	0		34,200	46,947	*
Gina D. France	2,632	0		9,000	11,632	*
Paul G. Greig	118,574	0		16,667	135,241	*
Terry L. Haines	9,652	0		34,200	43,852	*
J. Michael Hochschwender	5,680	1,436		6,000	13,116	*
Clifford J. Isroff	19,748	0		34,200	53,948	*
Philip A. Lloyd II	54,397	1,025,407	(4)	34,200	1,114,004	1.38%
Richard N. Seaman	12,300	0		34,200	46,500	*
Terrence E. Bichsel	23,355	0		261,167	284,522	*
Mark J. Grescovich	30,484	0		93,083	123,567	*
William P. Richgels	10,000	0		0	10,000	*
Julie A. Robbins	7,779	0		2,833	10,611	*
All Directors, Named Executive Officers and other executive officers as a group (20 persons)	509,833	1,026,843		1,065,051	2,558,290	3.14%

*	Indicates less than 1% beneficial ownership based on 80,480,105 Common Shares issued and outstanding on February 19, 2008 plus the number of Common Shares issuable upon the exercise of options for the person or persons indicated.

(1)	The amounts shown represent the total outstanding Common Shares beneficially owned by the individuals and the Common Shares issuable upon the exercise of stock options exercisable within the next 60 days.

(2)	Includes the following number of restricted Common Shares for which the person has the right to vote, but not dispose of such Common Shares: 113,000 to Mr. Greig; 16,233 for Mr. Bichsel; 12,333 for Mr. Grescovich; 10,000 for Mr. Richgels; 7,500 for Ms. Robbins; and 180,332 for all executive officers and directors as a group.

(3)	Excludes the following number of Common Shares held under the Corporation’s Director Deferred Compensation Plan and Executive Deferred Compensation Plan for which the person does not have the right to vote or dispose of such Common Shares: 16,367 for Ms. Belden; 54,531 for Mr. Blickle; 9,569 for Mr. Briggs; 5,444 for Mr. Colella; 5,511 for Ms. France; 31,705 for Mr. Haines; 3,365 for Mr. Hochschwender; 3,060 for Mr. Seaman; 19,630 for Mr. Bichsel; and 149,182 for all executive officers and directors as a group.

(4)	Mr. Lloyd disclaims beneficial ownership with respect to 251,032 Common Shares held by his spouse directly and 667,595 Common Shares held by a family limited liability company in which Mr. Lloyd’s spouse shares voting control. The reported beneficial ownership of Mr. Lloyd also includes 106,780 Common Shares held directly by Mr. Lloyd’s two adult daughters, for whom Mr. Lloyd holds a general power of attorney. Includes 93,154 Common Shares held by his spouse that are pledged to secure a loan.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee’s Philosophy on Executive Compensation

FirstMerit’s business vision is to meet the full range of financial service needs of retail banking, commercial banking and wealth customers and clients primarily within the greater Northeast Ohio region. The Company strives to exceed its customers’ and clients’ expectations through exceptional service experiences at every point of contact and through products and services that deliver what clients care about most. To achieve this vision, the Company must continually align its business processes with what clients care about most, and it must attract, retain and properly motivate exceptional financial services executives.

FirstMerit’s Executive Compensation (Total Rewards) package is designed to deliver a full spectrum of pay, benefits, development and work environment to its executive officers. For the Company and shareholders, it seeks to maximize the return from the total rewards investment. For the executive, it is intended to represent a fair and competitive total package with the objective of achieving a meaningful work experience that includes personal fulfillment, wealth accumulation, competitive pay and job security. These, in turn, provide an optimal scenario for the Company’s executives, business partners, clients and customers.

Within this context, the three major objectives for the executive compensation program are:

•	Alignment: Link executive compensation rewards with increases in shareholder value and ultimately align shareholder and executive interests by achieving meaningful executive stock ownership levels.

•	Motivation: Motivate executives to be accountable for and accomplish the strategic and financial objectives approved by the Board of Directors.

•	Attraction and Retention: Attract and retain senior executives with large-bank and managerial experience, to preserve and increase shareholder value by strengthening the core financial services performance metrics which ultimately drive shareholder value.

The Role of the Compensation Committee in Determining Executive Compensation

Compensation for the Named Executive Officers is determined under programs adopted by the Compensation Committee and approved by the Board of Directors.

The Compensation Committee establishes the executive compensation philosophy, policy, elements, and strategy and reviews proposed executive compensation program provisions for Board approval. Specifically, the Compensation Committee:

•	approves executive officer salary increases, except for the CEO which are recommended by the Compensation Committee and approved by the Board of Directors;

•	approves participation in the ICP;

•	assesses the Company’s performance results, as well as individual performance results for the CEO and other Named Executive Officers, when applicable, in determining awards under the Executive ICP; and

•	oversees employee and executive benefit plans and perquisites.

In addition, the Compensation Committee recommends to the Board of Directors for approval: (i) the corporate performance measures and targets for the ICP; (ii) the annual ICP award for the CEO; (iii) individual annual stock option and restricted stock awards to executives and other employees; (iv) pension, SERP and 401(k) plan changes; (v) executive benefits and perquisites, including non-qualified deferred compensation plans; and (vi) executive employment, severance or change in control agreements.

The Outside Consultants

In developing and monitoring these programs, the Compensation Committee employs the services of a management consulting firm, Gough Management Company (“Gough”). Gough reports directly to the Compensation Committee, provides the Compensation Committee with independent advice on executive compensation matters and communicates directly with the Compensation Committee Chair on certain CEO compensation matters. Gough prepares information for the Compensation Committee on competitive compensation levels and practices, compiles information from selected peer banks and assists in determining incentive plan performance measures, including formulas and payouts, and long-term incentive award opportunities. During 2007, with prior approval of the Committee Chair, Gough assisted management in developing compensation packages for specialized executives and non-executives as an extension of the consultant’s work assisting the Committee directly in developing executive and other employee compensation programs. Generally, the Company employs a separate consultant, Hewitt Associates, to provide advice on its benefit plans and programs which are available to all employees of the Company. Hewitt Associates also provides advice with respect to the SERP and the Excess Plan.

During 2007, the Compensation Committee reviewed its practice of permitting Gough to assist management in developing compensation packages for executives and non-executive employees. The Compensation Committee determined that it would be in the best interest of the Company to avoid even an appearance of a conflict of interest for Gough’s services to the Compensation Committee. Therefore, the Compensation Committee determined that, beginning in 2008, Gough would only provide advice directly to the Compensation Committee and that management should obtain a separate compensation consultant. As a result, the Company has retained Towers Perrin to work with management in developing compensation packages and plans for executive and non-executive employees for the 2008 calendar year. Gough will continue to assist the Compensation Committee in reviewing the compensation recommendation presented by management.

Policy on Executive Compensation

Each executive officer’s compensation opportunity is designed to be competitive with that offered by financial services organizations with operations in the Company’s marketplace (the “Peer Group,” as described below). Because the Company operates in a market where there is strong demand for talented executives, the Compensation Committee believes that staying competitive with the Peer Group is essential to attracting and retaining highly qualified executive officers. Generally, this means that base salary, annual incentive targets, and stock plan grant values are established around the calculated median of the Peer Group with some adjustments made for the Company’s relative asset size. Individual opportunities may be above or below this general target level at times for a variety of reasons, including individual and corporate performance, recruiting or retention requirements, or internal equity concerns. The other elements of the rewards portfolio are also designed to be comparable to the benefits provided to executives within the banking industry. The Compensation Committee annually reviews a “tally sheet” summarizing all aspects of an executive officer’s compensation.

Through the use of incentive based compensation, the performance of the individual and the Company determines whether total compensation received by any executive officer reaches the median level. For annual incentives, the target payout is set to be between the median and 75th percentile, with performance generally resulting in payments from 0 to 175% of target payout. For long-term incentives, the Compensation Committee generally considers both stock options and restricted Common Shares, which vest in one-third annual increments after the grant date. It is the Compensation Committee’s policy to provide grant levels that approximate the median of executive position grant levels within the Peer Group, but actual annual grants may vary from this policy based on the performance of the Company and/or the individual. Benefits for executives are intended to reflect FirstMerit’s overall approach to its broad employee population, as well as generally competitive executive practice and to assist in the attraction and retention of talented executives to careers at FirstMerit. Health care coverage for executives is the same as for all employees. However, the Company provides unique executive benefits and perquisites to its key employees which are further described below.

The Banking Peer Group

The Compensation Committee uses a Peer Group comprised of peer commercial banks to compare the primary elements of the Company’s executive compensation and benefit programs. The Compensation Committee periodically reviews the Peer Group with Gough and management, and makes changes as appropriate to better reflect banks of similar size and business characteristics or which have a significant presence in the Company’s marketplace. The 2007 Peer Group includes 15 banks. In addition to the Peer Group comparisons, the Compensation Committee reviews compensation survey data within the U.S. commercial banking industry and considers general corporate practices and trends where appropriate in making compensation decisions. The 2007 Peer Group consists of:

Associated Banc-Corp	Keycorp
Citizens Republic Bancorp	National City Corporation
Commerce Bancshares, Inc.	Old National Bancorp
Corus Bancshares, Inc.	Park National Corporation
Fifth Third Bancorp	TCF Financial Corporation
First Midwest Bancorp, Inc.	UMB Financial Corporation
F.N.B. Corporation	Wintrust Financial Corporation
Huntington Bancshares Incorporated

At the suggestion of the Company’s Chief Executive Officer, the Compensation Committee modified the Peer Group during 2007 to include more banks of a similar size and business characterization and fewer banks that might have operations in the Company’s marketplace but are of a different size or business characteristic. The Compensation Committee believes that the modified Peer Group provides a better representation of similarly situated financial institutions located within the Company’s geographic region and provides a superior benchmark against which to evaluate its compensation policies. Of particular note, the Compensation Committee chose to remove U.S. Bancorp from the 2007 Peer Group and included three (3) new banking institutions (Corus Bancshares, Inc., First Midwest Bancorp, Inc. and Wintrust Financial Corporation). The Compensation Committee believes the removal of U.S. Bancorp was appropriate based upon its dissimilar size and geographic footprint, as compared to the Company. The new Peer Group members, each of which is primarily located in the Midwest region of the United States, have a similar market presence to FirstMerit in their markets.

Guiding Principles

The Compensation Committee’s executive compensation philosophy is implemented through compensation programs based upon the following Guiding Principles:

•	Pay Prominence: The Compensation Committee will manage pay to help communicate desired results, influence management to make decisions to produce those results, and reward management for achievement of those results. The following key elements are ways the Compensation Committee keeps pay prominent:

•	Emphasis on Motivation: Pay will be used to motivate management to focus on key financial and strategic goals by providing above competitive pay rewards for outstanding annual and long-term performance and below competitive pay when performance is less than expected.

•	Performance Management: Performance assessment criteria for each executive will be clearly communicated each year and will be consistent with areas of performance related to achieving the Company’s short and long-term objectives.

•	Controllability: Financial performance measures that management has the ability to impact and influence will be used in the ICP.

•	Explicitness: Compensation opportunities and the performance expectations to earn these opportunities will be explicitly communicated. Goals and payout schedules will be established in advance for all incentive plans.

•	Differentiation: Pay will be managed to ensure material differences occur for significantly different levels of performance achievement.

•	Comparative Framework: The Compensation Committee compares the Company’s executive compensation levels with data sources that reflect its business (commercial banking) in its markets and account for the size of operations (e.g., total assets). Such data sources include industry specific compensation surveys and an analysis of pay levels provided to comparable executives within the Peer Group.

•	Pay Positioning: The targeted total direct compensation (salary, annual incentive and long-term incentives) and benefits package, including perquisites, for executives should be positioned to be above the assessed median competitive levels, taking into account the relative responsibilities of the executive officers involved, when targeted performance is achieved. Actual total direct compensation in any given year may be above or below the target level based on corporate and individual performance.

•	Common Share Ownership Guidelines: The Compensation Committee encourages executive officers to maintain share ownership of the Company’s Common Shares in order to ensure that the executive’s long-term interests are closely aligned with those of the Company’s shareholders. Accordingly, the Compensation Committee expects that each executive officer will achieve the following guidelines of stock ownership levels, expressed as a multiple of the executive’s annual base salary, within five years after the executive becomes an executive officer. The Compensation Committee annually monitors whether an executive officer has achieved or is making progress toward achieving these guidelines. In determining whether executive officers have achieved or are making progress toward these guidelines, the Compensation Committee considers the following: (i) Common Shares attributed to the executive officer in the Deferred Compensation Plan; (ii) Common Shares held for the executive officer in the FirstMerit 401(k) Plan; (iii) Common Shares beneficially owned by the executive officer (but excluding options whether or not exercisable); and (iv) restricted Common Shares held by the executive officer.

Common Share Value
as a Multiple of
Position	Base Salary

CEO	5.0
Executive Vice Presidents	2.5

During 2007, the Compensation Committee elected to reduce the multiple for Executive Vice Presidents. The Compensation Committee believes that this reduced target is a fairer goal while still insuring that executive officers’ interests are aligned with those of the Company’s shareholders.

Total Rewards Components

The basic components of the Company’s executive compensation package and the policy for each component are described below:

Base Salaries

In general, FirstMerit targets base salaries at the median competitive levels relative to comparable positions in the Peer Group, taking into account the comparative responsibilities of the executive officers involved. Where the responsibilities of executive positions at FirstMerit are different from those typically found among other banks or where executives are new to their responsibilities or play a particularly critical role at FirstMerit, base salaries may be targeted above or below median competitive levels. In determining salaries, the Compensation Committee also takes into account individual leadership and vision, experience and performance, as well as internal equity relative to other positions within the Company, and specific issues particular to FirstMerit and the position involved.

Annual Incentive Pay

The Compensation Committee determines the award for the Named Executive Officers by reference to a pre-assigned target percent of salary for each executive position, which represents the Compensation Committee’s view of bonus opportunity for total cash compensation that is between the median and 75th percentile levels of the Peer Group. Actual amounts vary from this target based on performance results of FirstMerit and the individual.

At the beginning of each year, the Compensation Committee reviews the Company’s business plan for the coming year and establishes the annual performance target(s) for corporate performance under the ICP. The Compensation Committee has elected to use the ICP to focus on annual performance while using equity awards, which better reflect long-term value, for longer periods.

For 2007, the Board of Directors approved the following corporate performance measures for the ICP: (i) Provision for Loan Losses; (ii) Net Income; (iii) Revenue; and (iv) Efficiency Ratio. The Compensation Committee selected metrics that it believes are the ultimate drivers of growth in shareholder value and earnings per share in order to better focus management on specific aspects of the Company’s performance. At times, particular executive officers, such as Mr. Greig during 2007, may have goals which differ from other executive officers.

Target levels for corporate performance measures are based on the Company’s operating plan for the year. Threshold and maximum performance goals, a weight of importance for each measure and corresponding incentive funding levels are also established at the beginning of each year for corporate performance. At the same time, threshold, target and maximum performance goals for individual categories for line of business executives are also established.

Long-Term Incentives

Long-term incentives are provided through FirstMerit’s 2006 Equity Plan (the “Equity Plan”), which has been approved by shareholders. The Equity Plan authorizes the award of both restricted stock and stock options to executives and other employees, as determined by the Compensation Committee. The Company has historically provided long term compensation opportunities for senior executives in the form of an annually determined grant of stock options, which vest one-third each year after grant. In recent years, the Compensation Committee has become more reliant on grants of restricted stock rather than options because, when compared to options, the Compensation Committee can provide equal compensation expense value with less shares when making restricted stock grants. Restrictions on the restricted stock lapse in annual one-third increments after grant, or earlier if the employee dies, is permanently and totally disabled, or has his or her employment terminated under certain conditions. In general, restricted stock is forfeited if the executive voluntarily terminates employment prior to vesting. Throughout the vesting period, holders of restricted stock have the right to vote their restricted shares and to receive dividends when paid. The Compensation Committee believes that paying dividends on restricted stock keeps executive officers focused on corporate performance and aligns their interests with the Company’s shareholders.

Awards are typically granted on a pre-established meeting date of the Board of Directors each year, the exceptions being for new hires and promotions. All stock option and restricted stock grants are approved by the Board of Directors and are effective on the date the Board of Directors approves the award. FirstMerit has no intention, plan or practice to select stock option or restricted stock grant dates for executives in coordination with the release of material, non-public information, or to time the release of such information because of award dates.

FirstMerit expenses stock option and restricted stock pro rata over the three-year vesting period and reports such expensing in accordance with FAS 123R. Upon exercise of a stock option, the executive realizes ordinary income on the difference between the stock price on the date of exercise and the exercise price and the Company realizes a commensurate tax-deductible expense. Upon vesting of restricted stock, the executive realizes ordinary income equal to the value of the restricted stock on the date of vesting and the Company realizes a commensurate tax-deductible expense. Under the direction of the Compensation Committee, FirstMerit staff is responsible for communicating and distributing the documentation associated with the awarding of stock options and restricted stock to participants.

Employee Benefits

Executive officers are eligible to participate in each FirstMerit benefit program listed below, which plans are available for all employees. The specific benefits provided and the levels of the benefits are determined periodically to be competitive with the banking industry and significant employers within the Company’s geographical employment areas. The Company’s employee programs include:

•	Pension Program is based on base salary (average of highest 4 consecutive years of last 10), age and years of service and is payable at age 65 with 5 years of service, or as early as age 55 with 15 years of service. Effective January 1, 2007, the Pension Plan was closed to new entrants and all non-vested current employees. All new hires and non-vested employees will receive an annual contribution of 3% of eligible pay to a Retirement Investment Plan Account held in the FirstMerit 401(k) Plan.

•	Medical, Dental & Vision Insurance is provided to each executive officer and includes choices of Health Maintenance Organizations, Preferred Provider Organizations and High Deductible Health Plans with a Health Savings Account.

•	Life Insurance of one to four times base salary, up to a $1.5 million maximum, is provided to the Company’s executive officers. Minimum coverage is a $50,000 death benefit. Executives receive the minimum group coverage and are covered by an Executive Life Insurance plan. Each executive also has the opportunity to purchase dependent life insurance.

•	Voluntary pre-tax “Health Care” and “Dependent Care” Reimbursement Accounts are available for health care, child care and care for dependent adults.

•	401(k) Plan provides for contributions of gross earnings subject to a federal maximum of annual contributions which is indexed over time, as well as up to $5,000 “catch up” contribution if over age 50. Executive participation is limited by various federal non-discrimination measures. The Company matches savings in Common Shares at the rate of $1.00 for each $1.00 contributed for the first 3% and $0.50 for each dollar contributed for 4%, 5% and 6% of the employee’s contribution. There are no employer matches for employee contributions between 7% and 50%. Employees may diversify the matching Common Shares into the other investment options after three years of service with the Company. Dividends on Common Shares held in the 401(k) Plan, whether purchased with participant contributions or through the Company match, are paid directly to the employee in the quarter they are allocated, or, at the participant’s election, they are reinvested in Common Shares held in the 401(k) Plan. A profit sharing feature was added in 2005, based on an annual determination by the Board of Directors. The payout for 2007 under this feature of the 401(k) Plan was 0.25% of eligible pay and was based on the Company’s efficiency ratio for the year. In January 2007, the Retirement Investment Plan was added to the 401(k) for employees not vested in the closed Pension Plan. The Retirement Investment Plan adds 3% of eligible pay into a separate account on an annual basis to active employees on December 31 who are not an active participant in the Pension Plan.

•	Short Term Disability Program provides a defined percentage of salary during the illness/disability period.

Executive Retirement Plans

In order to remain competitive with benefits provided within the Peer Group, the Compensation Committee believes that it is in the best interests of the Company to provide retirement income benefits that are in excess of the limits of a qualified retirement plan specified by ERISA regulations. To enable the recruitment of mid-career executives, provide for the early retirement of an executive when it is in the best interests of the Company and to contribute to desired executive retention, executives participate in two additional retirement plans that provide a targeted level of retirement income for the executive that is in excess of ERISA regulations. The Compensation Committee does not consider amounts earned from stock option and restricted stock grants in determining the target level of retirement income for executives. However, amounts earned from annual incentive compensation prior to retirement are considered in determining the level of retirement income for an executive.

•	Unfunded Supplemental Benefit Plan (also known as “Excess Plan” or “Top Hat Plan”) provides the difference between normal Pension Plan benefit calculations and federal maximum limits on pensions

($225,000 in 2007). All FirstMerit employees who have a base salary large enough to qualify are covered.

•	Executive Supplemental Retirement Plan (SERP) provides a retirement income supplement to the FirstMerit Pension Plan of 50% of salary and annual incentive payable at age 65, less all other Company pensions or retirement plans of any kind, a 50% Social Security offset, and the FirstMerit contribution to the FirstMerit 401(k) Plan. For additional detail on the SERP, see the discussion under the Pension Benefits table.

The Compensation Committee has the authority under each of such plans to grant extra years of service on a case by case basis. Although the Compensation Committee does not have a firm policy for when extra years of service may be granted, in general, the Compensation Committee might elect to grant extra years of service in order to induce a person to take a job offer with the Company or to place a retiring executive officer in the same economic position as if he or she had remained with the Company through the end of his or her employment agreement.

FirstMerit accrues an annual expense to meet the long-term liability of these two executive retirement income programs. The executive is taxed on the amount of the retirement income benefit when received as ordinary income, and the Company realizes a commensurate tax-deductible expense at that time.

Other Executive Benefits and Perquisites

To maintain the competitiveness of its executive Total Rewards package, FirstMerit also provides additional benefits to its executive officers:

•	Executive Life Insurance Benefit is provided to FirstMerit executives through a Variable Adjustable Life Insurance Policy issued to and owned by the executive provided the executive meets underwriting standards. If a person becomes an executive officer prior to age 55, the post-retirement death benefit is targeted to be $500,000. If a person becomes an executive officer between age 55 and 59, the post-retirement death benefit is targeted to be $350,000. If a person becomes an executive officer at or after age 60, the post-retirement death benefit is targeted to be $200,000. FirstMerit pays premiums on this life insurance policy while the participant is an executive officer and until the cash-value of the policy can support the premiums. The annual premium is taxable as ordinary income to the executive, and the Company will pay the executive an amount equal to 40% of the annual premium to offset the tax liability.

If the executive leaves the Company for reasons other than retirement from active service, premium payments will cease to be the obligation of the Company. At that time, the executive will assume full responsibility for all future premium payments necessary to maintain the policy. If the executive becomes permanently disabled prior to retirement, under Social Security’s definition of “total disability,” the Company would continue to pay the premiums for the Executive Life Insurance Benefit under the same terms as if the executive were still on active status.

•	Accidental Death and Dismemberment Benefit equal in amount to the pre-retirement life insurance death benefit provided during the time the executive is an executive officer.

•	Executive Long-Term Disability Benefit covers the executive for 66 2/3% of salary and bonus paid in the last 6 months up to a maximum of $25,000 per month in the event the executive is unable to perform his/her job due to illness or injury lasting over 180 days and beginning after the executive is disabled more than 180 days. FirstMerit pays the premium for this benefit for eligible executives. The first $15,000 of income per month is guaranteed. The remaining $10,000 is based on evidence of insurability.

•	Deferred Compensation election opportunity is provided to executives on salary and incentive payments. Base salary up to 90% and incentive payments up to 100% can each be deferred in 1% increments up to 100%. A stock account is maintained in the name of each participant and is credited with Common Shares equal to the number of Common Shares that could have been purchased with the amount of any compensation so deferred, at the closing price of Common Shares on the day as of which the stock account is credited. In addition, the stock account is credited with any dividends paid on Common Shares. For deferrals prior to January 1, 2005, distribution of a participant’s stock account is to be made within 30 days after the last day of the month in which termination of employment occurs, provided that a retiring participant may elect to receive amounts in his or her stock account in up to 120 monthly installments. For deferrals on or after January 1, 2005, distribution of a participant’s stock account is to be made no sooner than six months after termination of employment, provided that a retiring participant may elect to receive amounts in his or her stock account in up to ten annual installments. With respect to deferrals made prior to January 1, 2005, a participant may also elect to withdraw all or a portion of amounts in the stock account in a single sum or in up to five equal annual installments during employment provided such election is made at least one year prior to the date of the requested distribution. With respect to amounts deferred after December 31, 2004, a participant may elect to receive a distribution of his annual deferrals provided the election is made at the time the deferral election is made and the deferrals remain in the plan for a minimum of three years. Notwithstanding the foregoing, all of a participant’s stock account is to be distributed to the participant’s beneficiary upon the participant’s death according to the election made by the participant. Distributions from a stock account are made in whole Common Shares or, at the direction of the executive, cash.

•	Executive Physical Examinations at an acceptable medical provider are available every year for executive officers age 50 or above and every two years for executive officers younger than 50. The Compensation Committee believes that these Company-paid physicals reduce the chances that the Company would incur significant costs as a result of the loss of an executive officer for health reasons.

•	Country Club Dues have historically been paid by the Company for each executive officer in order to provide a social setting for executive officers to interact with community business persons and leaders. Effective February 1, 2007, however, the Company elected to discontinue payment of any country club dues for all executive officers other than Mr. Greig whose employment agreement specifically requires payment of country club dues.

•	Professional Tax Preparation Fees are paid by the Company for each executive officer up to a maximum of $750. In order to ensure that each executive officer’s taxes are correctly prepared, and to avoid any distraction to the executive officer, the Board of Directors requires executive officers to have their tax returns professionally prepared and reimburses the executive officer for the costs. Executive officers are also grossed up for any tax liability resulting from this benefit.

Change in Control Agreements

The Compensation Committee believes that all aspects of the Company’s current agreements with the Named Executive Officers are in keeping with typical banking industry practices and that providing such economic protection in an industry which has experienced significant consolidations over the past decade is an important aspect of attracting and retaining the talent needed to lead it, particularly through the critical period leading up to a potential change in control. Executive officers who are specifically named by the Board are covered by a Change in Control Agreement and a Displacement Agreement (collectively, the “Change in Control Agreements”) which provide continuing income and limited benefits in the event of a termination of employment following a “change in control” or “merger of equals” involving the Company, i.e., a so-called “double trigger.” The Change in Control Agreements are intended only to protect an executive officer against job loss (or significant job change) and do not provide a benefit to the executive officer simply because of a change in control. Beginning in 2007, the Company clarified that all equity grants to employees with a Change in Control Agreement vest only as provided in the Change in Control Agreement, with the result that such grants will not vest unless there is a termination or a displacement of the executive officer.

Generally, the Change in Control Agreements provide for base salary, incentive compensation, vesting of stock options and restricted shares and medical, life and accidental Death and Dismemberment insurance for 24 months. For Mr. Greig these benefits are provided for 36 months, and for Messrs. Bichsel and Richgels

30 months, to make their agreements competitive with Peer Group practices. The Company also provides outplacement fees. Long Term Disability insurance is not available under the Change in Control Agreements. Other than for Mr. Greig, total compensation and benefits provided by the Agreement must be less than federal regulations which constitute a golden parachute (currently 299% of previous five (5) year income average), as defined by IRS Regulation 280(g).

Adjustments to Incentives for Adjustments or Restatements of Financial Results

As set forth above under the caption “Corporate Governance-Policies of the Board of Directors,” the Board has adopted a policy relating to the “claw-back” of incentive compensation in the event of certain restatements of the Company’s financial statements. Under such policy, the Board will, to the full extent permitted by applicable law, in all appropriate cases, require reimbursement of any bonus paid or incentive compensation awarded to an executive officer, and/or effect the cancellation of unvested equity awards previously granted to the executive officer if: (i) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement; (ii) the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement; and (iii) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

Deductibility of Executive Compensation

The Compensation Committee has reviewed the qualifying compensation regulations issued by the Internal Revenue Service under Section 162(m) of the Code, which provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to the chief executive officer or any of the other four highest paid officers of the corporation to the extent that the remuneration paid to the employee exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Compensation pursuant to certain stock option plans and other performance based compensation may be excluded from the $1.0 million limit. Other than with respect to Mr. Greig, during 2007, the Company believes that compensation to covered employees did not exceed the $1.0 million limit. While in general the Compensation Committee attempts to design its compensatory arrangements to preserve the deductibility of executive compensation, in certain situations, the Compensation Committee may approve compensation, such as the ICP bonus paid to Mr. Greig, that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

It is the Company’s position that stock options awarded under certain of its stock option plans, including the 2006 Equity Plan, the 2002 Stock Plan, the Amended and Restated 1999 Stock Option Plan and the Amended and Restated 1997 Stock Option Plan, will not count toward the Section 162(m) limit. Stock options still outstanding under earlier FirstMerit stock plans and restricted share awards and dividend units are not, however, treated as exempt from the calculation. Amounts deferred by executives under the Executive Deferred Plan will not count toward the Section 162(m) limit.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations are not yet applicable, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

Analysis of 2007 Named Executive Officer Compensation

Base Salaries

In reviewing each executive officer’s base salary, the Compensation Committee began with an across the board 2% raise which was the average base salary increase for all employees of the Company. From there, the Compensation Committee provided a further increase to the base salary of certain Named Executive Officers to maintain base salary within the targeted range of the Peer Group or based upon individual considerations. For 2007, Mr. Greig’s base salary was increased as a recognition for his significant achievements in improving the Company’s credit quality, reorganizing the Company’s management reporting structure, managing through a number of executive officer departures and to keep his base salary at the targeted level within the Peer Group. Mr. Grescovich’s salary was increased as a result of the additional duties he assumed after the Company’s reorganization and to reflect his role in leading the Company’s commercial banking segment. This change in role necessitated an increase in his base salary in order to bring his salary in line with the salary of similarly situated executive officers within the Peer Group.

Annual Incentive Pay

The following table sets forth each Named Executive Officers’ goals and the weighting of each goal for their award under the ICP.

Name of Executive Officer	Corporate Goals	Goal Weights

Paul G. Greig,	Provision for Loan Losses	50%
Chairman, President and Chief Executive Officer,	Creation and approval by the Board of the Multi- Year Strategic Plan	30%
	Creation and approval by the Board of the Management Succession/Organizational Plan	20%

Terrence E. Bichsel,	Provision for Loan Losses	34%
Executive Vice President	Revenue	22%
and Chief Financial Officer	Efficiency Ratio	22%
	Net Income	22%

Mark J. Grescovich	Provision for Loan Losses	33%
Executive Vice President,	Revenue	16%
Commercial Banking	Efficiency Ratio	10.5%
	Net Income	10.5%
	Division Goals	30%

William P. Richgels	Provision for Loan Losses	34%
Executive Vice President	Revenue	22%
and Chief Credit Officer	Efficiency Ratio	22%
	Net Income	22%

Julie A. Robbins	Provision for Loan Losses	33%
Executive Vice President,	Revenue	16%
Retail	Efficiency Ratio	10.5%
	Net Income	10.5%
	Division Goals	30%

For Mr. Greig, the Compensation Committee believed that fifty percent of his bonus for his first full year of employment should be based on strategic objectives rather than Company performance directly. The Compensation Committee believed that Mr. Greig was hired to provide the Company with a new strategic direction and that his bonus should be based upon his successful design and approval by the Board of Directors of a multi-year strategic plan and a reorganization of the Company, both of which were achieved during 2007. In keeping with the Company’s commitment to improving its credit quality, the remaining 50% of Mr. Greig’s bonus was tied to the Company’s Provision for Loan Losses.

Financial performance goals relating to specific line-of-business segments are also established for each executive officer who oversees the Company’s operating segments. The four division goals for each of Mr. Grescovich and Ms. Robbins were equally weighted at 7.5% and are set forth in the table below.

The target level for each metric is the Company’s budget which is based on management’s forecasted performance for the Company. The target, and corresponding threshold and maximum performance targets for each of those metrics (in thousands) are set forth in the table below.

Corporate Goals (all NEOs)

	2007 Actual
Performance Target	(as a% of Target)	Threshold	Target	Maximum

Provision for Loan Losses	74.15%	109.00%	100%	91%
Revenue	100.10	98.30	100	101
Efficiency Ratio	101.01	101.36	100	98.77
Net Income	105.01	95.00	100	102.80

Provision for Loan Losses

Provision for Loan Losses was selected to measure the Company’s improvement in its credit quality and represents the Company’s provision for loan losses as stated in the Company’s consolidated statement of income and comprehensive income.

Revenue

Revenue is the Company’s Net Interest Income, plus Total Other Income less Investment Security Gains. For incentive purposes, Revenue is further adjusted to present all interest income on a fully tax equivalent basis.

Efficiency Ratio

The Company’s Efficiency Ratio is the Company’s Total Other Expenses (less Amortization of Intangibles) divided by the Company’s Revenue. In determining the Efficiency Ratio for the ICP, the Company makes certain adjustments as compared to the Efficiency Ratio disclosed in the Company’s financial statements. For instance, accounting changes during the year might classify certain expenses differently than what was anticipated when the target performance level was established. In these situations, management will recommend that the Compensation Committee calculate the Efficiency Ratio with the accounting treatment of those expenses expected at the time the performance level was determined.

As further described in footnote 18 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, the Company recorded various charges and booked certain reserves during its fourth quarter related to various legal proceedings between Visa U.S.A., Inc. (“Visa”) and American Express and Discover (collectively, the “Covered Litigation”). As a member bank of Visa, the Company is obligated to share in potential losses from Covered Litigation. The Company, however, expects to be fully indemnified by Visa from any such losses out of proceeds from Visa’s initial public offering, which is expected to occur during the first half of 2008. Nonetheless, under applicable accounting rules, the Company recorded reserves related to the Covered Litigation in the fourth quarter of 2007. We believe these reserves will be reversed upon the consummation of Visa’s initial public offering during 2008. In determining whether the Company has achieved its targeted efficiency ratio, management recommended, and the Board of Directors approved, adjusting the efficiency ratio such that recorded charges and reserves relating to the Covered Litigation will be disregarded. By excluding the Visa expenses, the Company’s 2007 efficiency ratio has been decreased and its 2008 efficiency ratio will be similarly increased. For 2008, any income recognized by the Company related to the recovery of these reserves will be similarly disregarded in determining whether the targeted efficiency ratio for 2008 has been achieved.

Net Income

For the ICP, the Company utilizes Net Income exclusive of investment security gains and related federal tax expense.

Division Performance Goals

For Mr. Grescovich, the division performance goals, each equally weighted at 7.5%, were Commercial Net Income (less allocated expenses and related federal taxes), commercial loan revenue (after funds transfer pricing), Commercial Other Income and commercial funds revenue (the Company’s margin on deposit and borrowing relationships including the impact of fund transfer pricing).

Ms. Robbins’ goals were also each equally weighted at 7.5% and were Retail Net Income (less allocated expenses and related federal taxes), retail loan margin, Retail Other Income (less indirect income) and Retail Deposit Margin (the Company’s margin on deposit relationships including the impact of transfer pricing). For ICP purposes, the Company excludes from retail any income and related expense from the Company’s indirect business (i.e. loans originated by automobile dealerships) as Mr. Grescovich is responsible for the Company’s indirect business even though it is a part of the retail segment.

Discretionary Adjustments to ICP

The CEO or the Compensation Committee has the discretion to increase or decrease the payment of any award under the ICP. In 2007, Mr. Greig recommended, and the Compensation Committee approved a number of increases and decreases to the ICP payment. Mr. Greig believes that these discretionary adjustments are essential both for rewarding particular individual efforts that are not otherwise captured by the ICP and to reduce payments to executive officers whose individual performance (or whose area of responsibility) underperformed.

In making his recommendations, Mr. Greig began with the aggregate amount of all bonus money which the Company had accrued at the end of 2007. Mr. Greig then objectively and subjectively evaluated each executive officer based on a number of factors including: financial performance of their area of responsibility; implementation of strategic initiatives, strengths (or weaknesses) in management and leadership and other factors. Of the 38 executive officers eligible for payment from the ICP, 17 executive officers’ payments were increased, 10 were decreased and 11 were not changed. After making these adjustments, the total payment to all executive officers was reduced by approximately $130,000 as compared to the Company’s accrual. Based on actual 2007 results, these adjustments resulted in a decrease on an aggregate basis of approximately $65,000 as compared to what the ICP would have paid on a purely formulaic basis.

Each of the Named Executive Officers (other than Mr. Greig) received an increase in their ICP payment. This increase is reflected in the bonus column of the Summary Compensation Table. Mr. Bichsel’s increase was based on his area of responsibility exceeding the Company’s budget; his essential contributions to the development of the Company’s strategic plan and the Company’s 2008 budget. Mr. Richgels’ increase was in recognition of the Company’s strong credit quality improvement which Mr. Greig believes resulted from Mr. Richgels’ implementation of a enhanced credit approval protocols and policies and re-instilling a strong credit discipline throughout the Company. Mr. Grescovich’s discretionary increase was in recognition of the commercial banking segment’s disproportionately strong contribution to the Company’s 2007 fiscal performance and Mr. Grescovich’s substantial assistance which he provided in taking on additional duties during executive officer transitions.

Long Term Incentives

During 2007, the Compensation Committee determined that the long term incentive award would be comprised solely of restricted stock and approved restricted stock awards to 35 executive officers. Guidelines for determining the awards to Named Executive Officers were derived from long-term incentive target amounts established annually as a percentage of each Named Executive Officer’s salary grade midpoint (for 2007, 160% of base salary for the CEO, and 80% for Messrs. Bichsel and Richgels and 70% for Mr. Grescovich and Ms. Robbins). Percentages are established annually by the Compensation Committee in accordance with a 50th percentile of the Peer Group market rate long-term incentive compensation policy. Actual restricted stock grants in 2007 varied from the guideline number of shares to individual executives based on the executive’s contributions to the performance of the Company in 2006 and expected contributions in the future, as determined by the CEO. In this regard, Mr. Grescovich’s award was increased by 700 shares to reflect significant contributions he made in leading the Company’s commercial banking segment and in assuming additional duties as a result of executive officer departures.

New Employees

Mr. Richgels’ and Ms. Robbins’ each became executive officers of the Company during 2007 and, as a result, their compensation packages were a result of arms’ length negotiations. After an executive officer candidate has been identified, management negotiates compensation package for that candidate based on the Company’s compensation philosophies. In order to entice successful executives away from their current positions, the Company must often provide “make-whole” compensation to the candidate for compensation opportunity lost at their prior employer (which may be equity awards which will be forfeited or bonuses that won’t be earned). The “make-whole” portion is not placed in a single form of compensation (i.e. a bonus or an equity award) but is often spread among the candidate’s entire compensation package.

Each of Mr. Richgels and Ms. Robbins received both a signing bonus, ($100,000 and $90,000, respectively), and a guaranteed bonus under the ICP ($200,000 and $75,000, respectively). In cases where an executive officer joins the Company during the course of the year, the Compensation Committee generally believes that a portion of his or her incentive bonus should be guaranteed. By having a guaranteed bonus, the Compensation Committee believes that a new executive officer will be more willing to undertake changes to the Company that might cause short-term losses but will offer long-term benefits. Nonetheless, the Compensation Committee believes that having this bonus paid out of the ICP (and not as a signing bonus) helps keep the executive focused on the financial performance of the Company while benefiting the Company by deferring the payment of the bonus. Since the Company’s ICP is awarded as a percentage of base salary, the guaranteed payment also helps to make the executive officer “whole” as compared to the potential bonus forfeited with his or her former employer since his or her base salary with the Company is prorated over the course of the year.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with FirstMerit’s management. Based on this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in FirstMerit’s Proxy Statement and Annual Report on Form 10-K.

R. Cary Blair, Chair	Terry L. Haines
J. Michael Hochschwender	Clifford J. Isroff
Richard N. Seaman

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was during the last completed fiscal year an officer or employee of FirstMerit or any of its subsidiaries or formerly an officer of FirstMerit or any of its subsidiaries. None of such Directors had any business or financial relationships with FirstMerit requiring disclosure in this Proxy Statement.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation paid or accrued by FirstMerit and its subsidiaries to or on behalf of its Named Executive Officers. The table shows the compensation of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of FirstMerit determined as of the end of the fiscal year.

Summary Compensation Table

									Change in Pension
									Value and
									Non-Qualified
							Non-Equity		Deferred	All Other
Name and					Stock	Option	Incentive Plan		Compensation	Compensation		Total
Principal Position	Year	Salary($)(1)	Bonus($)(2)		Awards($)(3)	Awards($)(4)	Compensation($)(5)		Earnings($)(6)	($)		($)

Paul G. Greig	2007	$677,272	$0		$707,460	$67,775	$1,033,556		$339,565	$183,333	(7)	$3,008,961
Chairman, President	2006	404,169	620,000		275,786	42,151	0		114,370	749,248		2,205,723
and Chief Executive
Officer
Terrence E. Bichsel	2007	316,725	43,423		48,483	0	206,577		129,146	47,135	(8)	791,489
Executive Vice President and Chief Financial Officer	2006	309,000	90,000		223,376	83,379	0		197,893	37,590		941,238
Mark J. Grescovich	2007	272,500	56,920		89,340	12,153	178,080		67,065	33,079	(9)	709,137
Executive Vice	2006	245,000	100,000		55,571	11,615	19,500		82,654	32,373		546,713
President, Commercial Banking
William P. Richgels(10)	2007	216,667	190,500	(11)	44,146	10,065	152,000	(11)	428,056	88,579	(12)	1,130,013
Executive Vice President and Chief Credit Officer
Julie A. Robbins(13)	2007	260,546	98,100	(14)	48,789	8,867	141,900	(14)	39,334	24,548		622,084
Executive Vice President, Retail

(1)	The salary includes amounts earned and the deferred portion of salary under the 401(k) Plan or Executive Deferred Compensation Plan.

(2)	The Bonus column sets forth the amounts paid to the Named Executive Officer as discretionary increases to their incentive compensation award as determined by the Chief Executive Officer.

(3)	The stock awards include amounts expensed for restricted stock awards granted in the applicable years. For assumptions related to the valuation of the stock awards, see Note 13 to the Company’s financial statements in the Company’s Annual Report on Form 10-K.

(4)	The option awards include amounts expensed in the applicable years for stock option awards. For assumptions related to the valuation of the stock options, see Note 13 to the Company’s financial statements in the Company’s Annual Report on Form 10-K.

(5)	The non-equity incentive plan compensation includes amounts earned under the ICP as a result of achieving the goals specified for the designated year.

(6)	The amounts in this column reflect the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.

(7)	For Mr. Greig, amounts include $11,625 for the Company match to the 401(k) Plan, $115,130 for dividends or dividend equivalents on restricted stock and $24,213 related to life insurance premiums paid by the Company. Also includes $16,212 for tax gross-ups. In addition, Mr. Greig was reimbursed for his country club dues and for tax preparation fees.

(8)	For Mr. Bichsel, amounts include $11,625 for the Company match to the 401(k) Plan, $16,791 for dividends or dividend equivalents on restricted stock and $10,972 related to life insurance premiums paid by the Company.

(9)	For Mr. Grescovich, amounts include $11,625 for the Company match to the 401(k) Plan and $10,440 for dividends or dividend equivalents on restricted stock.

(10)	Mr. Richgels’ employment with the Company commenced on May 21, 2007.

(11)	Mr. Richgels’ bonus includes a $100,000 signing bonus paid upon commencement of his employment, $48,000 as the difference between his earned amount under the ICP (reported in the Non-Equity Incentive Compensation column) and the $200,000 he was guaranteed upon commencement of employment and $42,500 awarded to him as a discretionary bonus.

(12)	For Mr. Richgels, amounts include $14,600 related to life insurance premiums paid by the Company and $53,648 in relocation expenses, including temporary housing, commuting expenses, sales and broker commissions and the acquisition of his former home by the Company. All relocation expenses are valued at the actual costs incurred or reimbursed by the Company except for the purchase of the home which is valued at the difference between the purchase price and the value of the home on the Company’s books and records.

(13)	Ms. Robbins’ employment with the Company commenced on January 22, 2007.

(14)	Ms. Robbins’ bonus includes a $90,000 signing bonus and $8,100 awarded as a discretionary bonus.

Salaries are administered to achieve a 50th percentile market rate policy amount, but vary by individual based on performance and other considerations. Bonus and ICP compensation cash payments also vary based on corporate, organizational unit and individual performance. FirstMerit’s ICP awards cash payments at the end of each fiscal year to approximately 35 employees of the Company and its subsidiaries based upon the achievement of corporate and individual goals established at the beginning of the year. Corporate goals are established by the Compensation Committee and the Board of Directors; individual goals are proposed by the CEO and the Executive Vice President of Human Resources, and recommended and approved by the Compensation Committee and, with respect to the CEO, approved by the Board of Directors (see Compensation Discussion and Analysis).

The number of restricted shares awarded was determined in accordance with a 50th percentile of the Peer Group market rate long-term incentive compensation opportunity policy, with actual grants to individuals varying based on individual historic and expected performance. Retirement income benefits are provided by various pension and retirement benefit plans (see Compensation Discussion and Analysis).

The threshold, target and maximum awards are set forth in the table above for the 2007 award under the ICP. The ICP is an annual plan with the award usually being paid in February after determining whether the goals for the prior year were met (see Compensation Discussion and Analysis).

Grants of Plan Based Awards

					All Other	All Other
					Stock	Option
					Awards:	Awards:
					Number	Number of	Exercise or	Grant Date
		Estimated Possible Payouts Under			of Shares	Securities	Base Price of	Fair Value of
		Non-Equity Incentive Plan Awards			of Stock	Underlying	Option	Stock Awards
		Threshold	Target	Maximum	or Units	Options	Awards	and Option
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Shr)	Awards ($)

Paul G. Greig	4/18/2007	—	—	—	55,000(1)	—	—	$1,126,950
	2/15/2007	172,259	689,037	1,033,556	—	—	—	—
Terrence E. Bichsel	4/18/2007	—	—	—	10,100(1)	—	—	206,949
	2/15/2007	44,562	175,065	264,189	—	—	—	—
Mark J. Grescovich	4/18/2007	—	—	—	7,000(1)	—	—	143,430
	2/15/2007	39,200	154,000	232,400	—	—	—
William P. Richgels	5/21/2007	—	—	—	10,000(2)	—	—	216,000
	5/21/2007	—	—	—	—	15,000(3)	21.60	49,245
	5/21/2007	45,500	178,750	269,750	—	—	—	—
Julie A. Robbins	2/15/2007	—	—	—	7,500(4)	—	—	167,625
	2/15/2007	—	—	—	—	8,500(3)	22.35	30,466
	2/15/2007	38,500	151,250	228,250	—	—	—	—

(1)	All restricted shares vest in equal one-third increments on the anniversary of the grant date.

(2)	Mr. Richgels’ restricted shares vest on the third anniversary of the grant date, May 21, 2010.

(3)	Option awards vest in equal one-third increments on the anniversary of the grant date.

(4)	3,000 of Ms. Robbins’ restricted share grant vest on August 15, 2008 and the remaining 4,500 restricted shares vest on February 15, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
									Market
									Value of
	Number of		Number of				Number of		Shares or
	Securities		Securities				Shares or		units of
	Underlying		Underlying		Option		units of		Stock that
	Unexercised		Unexercised		Exercise	Option	Stock that		have not
	Options		Options		Price	Expiration	have not		Vested
Name	(#) Exercisable		(#) Unexercisable		($)	Date	Vested (#)		($)

Paul G. Greig	—		—		—	—	58,000	(1)	1,160,580
	—		—		—	—	55,000	(2)	1,100,550
	16,667	(1)	33,333	(1)	$23.23	05/18/16	—		—
Terrence E. Bichsel	—		—		—	—	6,133	(2)	122,721
	—		—		—	—	10,100	(2)	202,101
	12,000		0		25.69	09/16/09	—		—
	24,000		0		25.69	09/16/09	—		—
	44,800		0		25.88	01/18/11	—		—
	36,000		0		27.06	02/21/12	—		—
	36,300		0		19.96	02/20/13	—		—
	50,000		0		26.42	02/19/14	—		—
	50,000		0		26.79	02/17/15	—		—
	5,234		10,466	(2)	24.28	04/19/16	—		—
Mark J. Grescovich	—		—		—	—	2,000	(2)	40,020
	—		—		—	—	3,333	(2)	66,693
	—		—		—	—	7,000	(2)	140,070
	1,000		0		30.38	07/16/08	—		—
	2,200		0		27.13	03/18/09	—		—
	2,000		0		26.19	02/15/11	—		—
	3,000		0		27.06	02/21/12	—		—
	7,500		0		28.50	05/16/12	—		—
	5,416		0		19.96	02/20/13	—		—
	31,300		0		26.42	02/19/14	—		—
	35,000		0		26.79	02/17/15	—		—
	2,834		5,666	(2)	24.28	04/19/16	—		—
William P. Richgels	—		—		—	—	10,000	(3)	200,100
	—		15,000	(2)	21.60	05/12/17	—		—
Julie A. Robbins	—		—		—	—	7,500	(4)	150,075
	—		8,500	(2)	22.35	02/15/17	—		—

(1)	Mr. Greig’s restricted shares all vest on May 18, 2009. 16,666 of his options vest on May 18, 2008 and 16,667 of his options vest on May 31, 2009.

(2)	All restricted stock and options vest in equal one-third increments on the first three anniversaries of the award grant date.

(3)	Mr. Richgels’ restricted shares all vest on May 21, 2010.

(4)	3,000 of Ms. Robbins’ restricted share grant vest on August 15, 2008 and the remaining 4,500 restricted shares vest on February 15, 2010.

Option Exercises / Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Paul G. Greig	0	$0	0	$0
Terrence E. Bichsel	0	0	3,067	62,475
Mark J. Grescovich	0	0	1,667	33,957
William P. Richgels	0	0	0	0
Julie A. Robbins	0	0	0	0

Pension Benefits

The following table sets forth the number of years of credited service, an estimate of the present value of accumulated benefits and payments made during the last fiscal year, if any, for each of the Named Executive Officers with respect to the Company’s three defined benefit plans.

		Number of Years
		Credited Service	Present Value of Accumulated Benefit
Name	Plan Name	(#)	($)(1)(2)

Paul G. Greig	Pension Plan	0.72	6,849
	Excess Plan	0.72	5,730
	SERP	2.00	377,069
Terrence E. Bichsel	Pension Plan	8.00	178,522
	Excess Plan	8.00	77,387
	SERP	8.00	862,758
Mark J. Grescovich	Pension Plan	13.00	123,453
	Excess Plan	13.00	16,818
	SERP	5.00	161,897
William P. Richgels	Pension Plan	0.00	0
	Excess Plan	0.00	0
	SERP	1.00	428,056
Julie A. Robbins	Pension Plan	0.00	0
	Excess Plan	0.00	0
	SERP	1.00	39,334

(1)	Present Value of Accumulated Benefit is based on a pre-retirement discount rate of 6.25%. Benefits were assumed to be paid as a lump sum at the earliest retirement age in each plan (age 65). Lump sum present values were based on a postretirement discount rate of 5.25% and the postretirement mortality table specified in Section 417(e) of the Code. Benefits earned prior to June 30, 2004 in the qualified pension plan and the excess pension plan are available in a lump sum form of payment at retirement.

(2)	During 2007, the Company began collecting information about prior employer benefits which offset benefits provided under the SERP. In the past, this information was not collected until benefits were actually paid.

FirstMerit sponsors three defined benefit plans in which its Named Executive Officers participate. The FirstMerit Corporation Pension Plan for Employees of FirstMerit Corporation and Affiliates (the “Pension Plan”) is a broad-based pension plan qualified under Section 401(a) of the Code. The Unfunded Supplemental Benefit Plan (the “Excess Plan”) is a nonqualified defined benefit plan that restores qualified plan benefits that are limited by Section 401(a)(17) and Section 415 of the Code. The Executive Supplemental Pension Plan (the “SERP”) is a nonqualified defined benefit pension plan which provides a targeted level of pay replacement at retirement.

Pension Plan

Pension benefits at normal retirement age 65 are based on the average base salary and commissions (exclusive of bonuses and overtime, if either exists, and not exceeding $225,000 in 2007) of each participant for the highest four consecutive years during the last ten years of employment. The benefits payable equal (i) the sum of 1.35 percent of such average base salary multiplied by the number of years of credited service prior to January 1, 2005, up to 40 years, plus 0.55 percent of such average base salary in excess of “covered compensation,” multiplied by the number of years of credited service earned prior to January 1, 2005, up to 35 years, and (ii) the sum of one percent of such average base salary multiplied by the number of years of credited service earned after January 1, 2005, up to 40 years (including years of service earned prior to January 1, 2005). “Covered compensation” for this purpose means the average (without indexing) of the Social Security taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant attains (or will attain) Social Security retirement age. Final average earnings are based upon the average of the four highest-paid consecutive calendar years of compensation out of the last ten years worked. Final average earnings are based on base salary and do not include overtime, bonuses, equity awards or other incentive compensation. Compensation recognized under the plan is limited based on the limit in Section 401(a)(17) of the Code.

Employees are eligible to participate in the Pension Plan after attaining age 21 and working one year of at least 1,000 hours. Employees become fully vested in their benefits upon the completion of five years of service, and the benefit is payable to them on an unreduced basis at age 65 (normal retirement).

The Pension Plan offers several optional forms of payment, including 5, 10, and 15 year certain or life annuities and 50%, 66 2/3% and 100% joint and survivor annuities. Benefits earned prior to June 30, 2004 are also eligible to be taken as a lump sum payment at retirement. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula above. Effective January 1, 2007, benefit accruals under the Pension Plan ceased for employees with less than five years of service as of December 31, 2006.

Excess Plan

The Excess Plan provides a benefit to employees for that portion of the Pension Plan benefit which cannot be paid from the Pension Plan due to the pay and benefit amount limitations under the Code. The provisions of the Excess Plan are the same as the Pension Plan, and benefits payable under the Excess Plan are reduced by any benefits payable from the Pension Plan.

Early Retirement Benefits under Pension Plan and Excess Plan

Employees are eligible to commence early retirement benefits at age 55 with 15 years of service. For participants with 25 or more years of service at retirement, the normal retirement benefit is reduced 3% annually for each year prior to age 65. For participants with less than 25 years of service at retirement, the normal retirement benefit is reduced 3% for each year retirement is taken prior to age 65 but after age 62, and 5% annually if retirement is taken prior to age 62. During 2007, none of the Named Executive Officers were eligible to take early retirement under the Pension Plan or Excess Plan.

SERP

The intent of the SERP is to provide executives with a monthly retirement benefit equal to 50% of their average earnings after accounting for all other employer-provided sources of retirement income. The first step in calculating the benefit payable to a SERP participant at retirement is to determine the Target Benefit:

Target Benefit:  50% of Average Total Monthly Earnings (average of the highest 3 out of the last 5 years). The Target Benefit is reduced by 3% for each year the participant’s attained age is less than age 65 (i.e., the Target Benefit is multiplied by .91 for an executive retiring at age 62).

Once the Target Benefit has been calculated, it is then offset for retirement benefits provided from other sources, including benefits from other FirstMerit retirement plans, benefits provided from prior employers’

retirement plans, and 50% of the benefit provided from Social Security (since FirstMerit and the employee each pay 50% of the required Social Security tax).

The SERP benefit is calculated as follows:

•	Target Benefit (as defined above, after reduction for early commencement); less

•	Monthly benefit payable from the Qualified Pension Plan (reduced for early commencement); less

•	Monthly benefit payable from the Excess Plan (reduced for early commencement); less

•	Monthly benefits payable from prior employer defined benefit plans (reduced for early commencement); less

•	Actuarial equivalent monthly payments from prior employer defined contribution plan account balances (rolled forward with 6.5% earnings, if actual earnings are not available); less

•	FirstMerit matching contributions to the 401(k) Plan since January 1, 2001, converted to an actuarial equivalent monthly life annuity; less

•	FirstMerit contributions to the Profit Sharing Plan rolled forward with 7% earnings and converted to an actuarial equivalent monthly life annuity; less

•	FirstMerit contributions to the Retirement Investment Plan rolled forward with 7% earnings and converted to an actuarial equivalent monthly life annuity; less

•	50% of Primary Social Security monthly benefit.

Finally, the benefit resulting from the above calculation is multiplied by a Vesting Percentage based on the executive’s length of service in the SERP. The Vesting Percentage is determined as follows:

•	Vesting Percentage = Vesting Service divided by 10.

•	If termination is on or after age 55, the minimum Vesting Percentage is 50% at age 55 and increases by 10% on each anniversary date thereafter.

Benefits earned after December 31, 2004 in the SERP are payable as a lump sum or as an annuity based on an election that was submitted in 2005 in order to comply with Section 409A of the Code. Benefits earned on or before December 31, 2004 are payable in a life annuity or 5, 10, or 15 year certain or life annuities, and 50%, 66 2/3% and 100% joint and survivor annuities, and can be taken as a lump sum distribution.

Prior to 2001, the target benefit in the SERP was based on 65% of base pay. If this formula would yield a higher benefit for any executive who was a participant in the SERP as of December 31, 2000, this benefit would be payable as a minimum benefit. Executives are eligible to commence early retirement benefits in the SERP at age 55 with 5 years of service. As described above, the 50% target benefit in the SERP is reduced by 3% per year prior to age 65.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Balance at
	Last FY	Last FY	Last FY	Last FYE
Name	($)(1)	($)	($)(2)	($)

Paul G. Greig	0	0	0	0
Terrence E. Bichsel(3)	83,138	0	−45,724	392,787
Mark J. Grescovich	0	0	0	0
William P. Richgels	0	0	0	0
Julie A. Robbins	0	0	0	0

(1)	Executive contributions to the Executive Deferred Plan includes salary deferred in 2007 and, where applicable, the bonus and incentive compensation earned in 2006 but paid in 2007. Bonus or incentive compensation earned in 2007 but not paid until 2008 is disclosed by footnote.

(2)	All earnings under the Executive Deferred Plan are tied to the performance of Common Shares, are not above-market and are not included in the Summary Compensation Table.

(3)	Does not include $250,000 of incentive compensation earned in 2007 (and reflected in the Summary Compensation Table) but not paid or contributed to the Executive Deferred Plan until 2008.

FirstMerit offers its executive officers the opportunity to defer all or a portion of their salary and incentive payments under the Executive Deferred Plan. Up to 90% of base salary, in increments of 1%, and up to 100% of incentive payments, in 25% increments, can be deferred under the Executive Deferred Plan. A stock account is maintained in the name of each participant and is credited with Common Shares equal to the number of Common Shares that could have been purchased with the amount of any compensation so deferred, at the closing price of Common Shares on the day as of which the stock account is credited. In addition, the stock account is credited with any dividends paid on Common Shares.

For deferrals prior to January 1, 2005, distribution of a participant’s stock account is to be made within 30 days after the last day of the month in which termination of employment occurs, provided that a retiring participant may elect to receive amounts in his or her stock account in up to 120 monthly installments. For deferrals on or after January 1, 2005, distribution of a participant’s stock account is to be made no sooner than six months after termination of employment, provided that a retiring participant may elect to receive amounts in his or her stock account in up to ten annual installments. With respect to deferrals made prior to January 1, 2005, a participant may also elect to withdraw all or a portion of amounts in the stock account in a single sum or in up to five equal annual installments during employment, provided such election is made at least one year prior to the date of the requested distribution. With respect to amounts deferred after December 31, 2004, a participant may elect to receive a distribution of his annual deferrals, provided the election is made at the time the deferral election is made and the deferrals remain in the plan for a minimum of three years. Notwithstanding the foregoing, all of a participant’s stock account is to be distributed to the participant’s beneficiary upon the participant’s death according to the election made by the participant. Distributions from a stock account are made in whole Common Shares or, at the direction of the executive, cash.

Employment Contracts and Other Arrangements

This section discusses the employment contract and transition or other severance agreements for Paul G. Greig, Chairman, President and Chief Executive Officer of the Company.

On May 15, 2006, the Company entered into an employment agreement with Paul G. Greig (the “Greig Agreement”) to retain him as its President and Chief Executive Officer, which was subsequently amended on January 17, 2008. As amended, the term of the Greig Agreement ends on May 31, 2009; provided, however, that if neither the Company nor Mr. Greig has delivered written notice on or before June 1, 2008 of an intent not to renew the Agreement, the Agreement will continue for additional one year periods (“Additional One-Year Terms”) unless either party delivers a written notice of an intent not to renew the Agreement at least 12 months before the beginning of the then current Additional One-Year Term.

As amended, the Greig Agreement provides for a base salary of $689,037.36, which may be increased during the term at the discretion of the Board of Directors. Mr. Greig is also entitled to participate in any long-term or short-term cash bonus program that the Company adopts or maintains for its senior executives and shall be assigned a target bonus of no less than 100 percent of his base salary, with the payment conditions for such bonus established by the Board of Directors. Additionally, Mr. Greig is entitled to participate in the health, welfare and retirement benefit programs provided to the Company’s senior executives and is entitled to reimbursement for one country club membership. Furthermore, Mr. Greig is entitled to reimbursement each year for the annual premiums he incurs for a variable, whole life insurance policy with a face value of $1,500,000 and is entitled to a distribution of 40 percent of the amount of any premiums taxable to him on account of such policy. The Company also reimbursed Mr. Greig for reasonable relocation expenses.

For a period of 24 full calendar months after Mr. Greig’s employment terminates for any reason (or 12 full calendar months after termination pursuant to either the Company or Mr. Greig delivering a notice of intent not to renew the Greig Agreement), he will not directly or indirectly engage in any business that competes with the Company or its affiliates in any state where the Company or its affiliates have an office or branch during the term of the Greig Agreement and any contiguous state thereto. In addition, Mr. Greig is prohibited during the same time periods from soliciting, influencing or inducing any employee of the Company or its affiliates to leave their employment.

If the Greig Agreement is terminated by the Company Without Cause or by Mr. Greig for Good Reason, Mr. Greig will be entitled to certain severance payments and other benefits. Under the Greig Agreement, “Cause” is defined generally as: (i) any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets of the Company; (ii) conviction of Mr. Greig of a felony or intentional and repeated violations by Mr. Greig of the Company’s written policies or procedures; (iii) unauthorized disclosure of certain Company confidential information; (iv) intentional and material breach of any contract with, or violation of any legal obligation owed to, the Company; (v) willful and intentional failure by Mr. Greig to materially comply (to the best of his ability) with a specific, written direction of the Board; (vi) willful engagement in gross misconduct which is injurious to the Company; (vii) Mr. Greig’s material breach of the Greig Agreement; or (viii) any intentional cooperation with any party attempting to effect a change in control of the Company unless the Board has approved or ratified that action before such change in control or if such cooperation is required by law. Under the Greig Agreement, “Good Reason” is defined generally as: (i) any breach of the Greig Agreement by or on behalf of the Company; (ii) a reduction in Mr. Greig’s title, duties, responsibilities or status; (iii) the assignment to Mr. Greig of duties that are inconsistent with his office; (iv) the modification of his reporting responsibilities; (v) certain involuntary reductions in base salary; (vi) relocation to an office more than 50 miles distant from Akron, Ohio; (vii) involuntary discontinuance of Mr. Greig’s participation in any Company benefit plan unless the plan is discontinued equally to all participants; (viii) any termination of employment or discontinuation of benefits during any period that Mr. Greig is unable to perform his duties due to a disability but before the end of the disability determination period; (ix) an unsuccessful attempt by the Company to terminate Mr. Greig for Cause or any attempted termination that is not effected pursuant to the required notice; or (x) the Company fails to obtain an assumption of its obligations under the Greig Agreement by any successor.

Change in Control Agreements

To promote stability among certain key officers, the Board of Directors has authorized the Company to enter into agreements with other key officers regarding their termination due to a change in control or due to a displacement. Displacement means the termination of the employee’s employment with the Company as a consequence of a merger, acquisition or like transaction, either before or after the closing of the transaction, and where no change in control of the Company has occurred. An employee cannot receive benefits under both the change in control and displacement agreements. The benefits under a displacement are substantially similar to those provided under a change in control except that tax gross-up for excise taxes on parachute payments under Section 4999 of the Code are not applicable to displacements. All of the Named Executive Officers have Change in Control Agreements.

The Change in Control Agreements each provide that if there is a change in control of FirstMerit, and the Named Executive Officer is subsequently terminated (or the officer’s job duties or location is significantly altered) during the term of his or her agreement, the officer will be entitled to an amount payable in one lump sum. This amount will be equal to the Named Executive Officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the Change in Control) multiplied by a specific variable. Mr. Greig has a multiple of 3.0, Messrs. Richgels and Bichsel have multiples of 2.5 and all other Named Executive Officers have a multiple of 2.0. Each Named Executive Officer is also entitled to receive an amount equal to the target level of incentive compensation during the year of the date of termination, multiplied by the same number. Finally, each Named Executive Officer also receives benefits for a period after termination corresponding with their specific multiple (i.e. 24 months for a 2.0 multiple, 36 months for a 3.0 multiple, etc.), which must include medical and life insurance benefits identical to those in effect just before the change in control.

Such amount will not be paid, however, if the termination is: (i) due to death, retirement or disability; (ii) by FirstMerit for “Cause”; or (iii) by the Named Executive Officer other than for “Good Reason” (collectively, a “Disqualifying Termination”). Except for Mr. Greig, whose employment agreements have controlling definitions, “Cause” and “Good Reason” are defined in the Change in Control Agreements.

In general, the term “Cause” means: (i) any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of the assets of the Company or any related entity; (ii) conviction of the employee of a felony or intentional and repeated violations by the employee of the Company’s written policies or procedures; (iii) unauthorized disclosure of certain Company confidential information; (iv) intentional breach of any contract with or violation of any legal obligation owed to the Company or any related entity; (v) dishonesty relating to the duties owed by the employee to the Company or any related entity; (vi) the employee’s willful refusal to substantially perform assigned duties; (vii) willful engagement in gross misconduct injurious to the Company or any related entity; (viii) breach of any term of the Change in Control Agreement; or (ix) any intentional cooperation with any party attempting to effect a change in control unless the Board has approved or ratified that action before such change in control or such cooperation is required by law.

In general, the term “Good Reason” means any of the following (unless the employee has specifically consented in writing): (i) any breach of the Change in Control Agreement by the Company or any related entity; (ii) a reduction in the employee’s title, duties, responsibilities or status; (iii) the permanent assignment to the employee of duties that are inconsistent with the employee’s office; (iv) a 15 percent (or larger) reduction in the aggregate value of the highest of the employee’s total compensation (including base salary, cash bonus potential, the value of employee benefits, other than value associated solely with the performance of investments the employee controls, and fringe benefits but excluding compensation attributable to the exercise or liquidation of stock options); (v) a requirement that the employee relocate to a principal office or worksite (or accept indefinite assignment) to a location more than 50 miles distant from the principal office or worksite of the employee; (vi) the imposition on the employee of business travel obligations substantially greater than the employee’s business travel obligations; (vii) the Company’s (or a related party’s) failure to continue in effect any material fringe benefit or compensation plan, retirement or deferred compensation plan, life insurance plan, health and accident plan, sick pay plan or disability plan in which the employee is participating; (viii) failure to provide or continue for the employee any benefits (including disability benefits) available to employees who are absent from active employment (including because of disability) under programs maintained by the Company or any related entity on the date the absence (including disability) begins; (ix) if the employee is unable to perform normally assigned duties because of a physical or mental condition and before his/her disability is established, the Company or any related entity terminates the employee before the end of the disability determination period; (x) the Company or any related entity unsuccessfully attempts to terminate the employee for Cause; (xi) failure at any time to obtain an assumption of the Company’s or any successor’s obligations under this Agreement by any successor; or (xii) termination of employment which is not effected pursuant to the required notice.

Upon a qualifying termination or job change after a change in control or displacement, each Named Executive Officer with a Change in Control Agreement will also be entitled to immediate vesting of all stock options and restrictions on any outstanding restricted stock will lapse. Absent a qualifying termination or job change after a change in control or displacement, outstanding equity awards to executive officers will either remain in place or be converted into substantially equivalent equity awards of any successor company. The tables below sets forth a summary of the amounts payable to each Named Executive Officer, based upon the closing price of Common Shares effective for December 31, 2007 of $20.01, had a change in control and a termination (other than a Disqualifying Termination) occurred on that date. For Mr. Greig, the only Named Executive Officer with an employment agreement, the table also provides an estimate of payments that would have been owed to him under the various termination provisions set forth in his employment agreement.

Potential Payments Upon Termination or Change in Control

For Paul G. Greig, Chairman, President and Chief Executive Officer

			Involuntary
			Termination				CIC + Involuntary
	Voluntary		Without				Termination Without
	Termination		Cause or Voluntary			CIC + Involuntary	Cause or Voluntary
	Without	Involuntary	Termination For			Termination For	Termination For
Compensation	Good Reason	Termination For	Good Reason	Disability	Death	Cause	Good Reason
Component	$(1)	Cause ($)(1)	$(1)	$(2)	$(3)	$(4)	($)(5)

Pension Plan	6,849	6,849	6,849	6,849	3,425	6,849	6,849
Excess Plan	5,730	5,730	5,730	5,730	2,865	5,730	5,730
SERP	377,069	377,069	377,069	377,069	377,069	377,069	377,069
SERP Enhancement	—	—	—	—	—	—	1,880,261	(6)
Life Insurance(7)	41,487	41,487	41,487	41,487	1,500,000	41,487	41,487
Vested Option
Spread Value	—	—	—	—	—	—	77,143	(8)
Cash Severance	—	689,037	2,067,111	—		—	2,067,111
Bonus Award		689,037	2,067,111	—		—	2,067,111
Restricted Stock
Awards	—	2,261,130	2,261,130	2,261,130	2,261,130	—	2,261,130
Health and Welfare
Benefits	—	—	109,039	—	—	—	109,039
Outplacement	—	—	—	—	—	—	35,000
Excise Tax Gross-up/Forfeiture(9)	—	—	—	—	—	—	3,692,818

Total:	431,135	4,070,339	6,935,526	2,692,265	4,144,489	431,135	12,620,748

For Terrence E. Bichsel, Executive Vice President and Chief Financial Officer

					CIC + Involuntary
					Termination Without
				CIC + Involuntary	Cause or Voluntary
				Termination For	Termination For
	Termination	Disability	Death	Cause	Good Reason
Compensation Component	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)

Pension Plan	178,522	178,522	89,261	178,522	178,522
Excess Plan	77,387	77,387	38,694	77,387	77,387
SERP	439,551	439,551	439,551	439,551	439,551
SERP Enhancement	—	—	—	—	478,348(6)
Nonqualified Deferred
Compensation Balance	392,787	392,787	392,787	392,787	392,787
Life Insurance(7)	75,416	75,416	500,000	75,416	75,416
Vested Option Spread Value	—	—	—	—	21,436	(8)
Cash Severance	—	—	—	—	795,750
Bonus Award	—	—	—	—	477,450
Restricted Stock Awards	—	324,816	324,816	—	324,816
Health and Welfare Benefits	—	—	—	—	51,608
Outplacement	—	—	—	—	25,000
Excise Tax Gross-up/Forfeiture(9)	—	—	—	—	−876,373

Total:	1,163,663	1,488,479	1,785,109	1,163,663	2,461,698

For Mark J. Grescovich, Executive Vice President, Commercial Banking

					CIC + Involuntary
					Termination Without
				CIC + Involuntary	Cause or Voluntary
				Termination For	Termination For
		Disability	Death	Cause	Good Reason
Compensation Component	Termination ($)(1)	($)(2)	($)(3)	($)(4)	($)(5)

Pension Plan	123,453	123,453	61,727	123,453	123,453
Excess Plan	16,818	16,818	8,409	16,818	16,818
SERP	161,897	161,897	161,897	161,897	161,897
SERP Enhancement	—	—	—	—	291,744	(6)
Life Insurance(7)	18,879	18,879	500,000	18,879	18,879
Vested Option Spread Value	—	—	—	—	11,605	(8)
Cash Severance	—	—	—	—	560,000
Bonus Award	—	—	—	—	308,000
Restricted Stock Awards	—	246,783	246,783	—	246,783
Health and Welfare Benefits	—	—	—	—	29,018
Outplacement	—	—	—	—	25,000
Excise Tax Gross-up/Forfeiture(9)	—	—	—	—	−272,058

Total:	321,047	567,830	978,816	321,047	1,521,139

For William P. Richgels, Executive Vice President and Chief Credit Officer

					CIC + Involuntary
					Termination Without
				CIC + Involuntary	Cause or Voluntary
				Termination For	Termination For
		Disability	Death	Cause	Good Reason
Compensation Component	Termination ($)(1)	($)(2)	($)(3)	($)(4)	($)(5)

Pension Plan	—	—	—	—	—
Excess Plan	—	—	—	—	—
SERP	428,056	428,056	428,056	428,056	428,056
SERP Enhancement	—	—	—	—	195,574	(6)
Life Insurance(7)	11,821	11,821	500,000	11,821	11,821
Vested Option Spread Value	—	—	—	—	46,178	(8)
Cash Severance	—	—	—	—	812,500
Bonus Award				—	487,500
Restricted Stock Awards	—	200,100	200,100	—	200,100
Health and Welfare Benefits	—	—	—	—	58,468
Outplacement	—	—	—	—	25,000
Excise Tax Gross-up/Forfeiture(9)	—	—	—	—	−88,483

Total:	439,877	639,977	1,128,156	439,877	2,176,714

For Julie A. Robbins, Executive Vice President, Retail

					CIC + Involuntary
					Termination Without
				CIC + Involuntary	Cause or Voluntary
				Termination For	Termination For
		Disability	Death	Cause	Good Reason
Compensation Component	Termination ($)(1)	($)(2)	($)(3)	($)(4)	($)(5)

Pension Plan	—	—	—	—	—
Excess Plan	—	—	—	—	—
SERP	39,334	39,334	39,334	39,334	39,334
SERP Enhancement	—	—	—	—	244,631	(6)
Life Insurance(7)	3,026	3,026	500,000	3,026	3,026
Vested Option Spread Value	—	—	—	—	23,480	(8)
Cash Severance	—	—	—	—	550,000
Bonus Award	—	—	—	—	302,500
Restricted Stock Awards	—	150,075	150,075	—	150,075
Health and Welfare Benefits	—	—	—	—	25,954
Outplacement	—	—	—	—	25,000
Excise Tax Gross-up/Forfeiture(9)	—	—	—	—	−68,232

Total:	42,360	192,435	689,409	42,360	1,295,768

(1)	For Mr. Greig, amounts determined pursuant to the terms of his employment contract with the Company. Mr. Greig is the only Named Executive Officer of the Company with an employment agreement. All other Named Executive Officers of the Company are at-will employees.

(2)	Upon the occurrence of permanent disability, Named Executive Officers are entitled to all accrued benefits under the Pension Plan, the Excess Plan and the SERP, with the same payment options as described under the captions “Pension Plan”, “Excess Plan” or “SERP”. Additionally, upon disability, all time based restricted stock awards are considered fully vested and, therefore, the amount reflects the value of all restricted stock awards outstanding for the Named Executive Officers.

(3)	Upon death, each Named Executive Officer’s designated beneficiary is entitled to receive a monthly payment equal to 50% of the Named Executive Officer’s accrued Pension Plan and Excess Plan benefits. Additionally, designated beneficiaries are entitled to a 15 year certain annuity payment based on 100% of the Named Executive Officer’s accrued benefits under the SERP. Upon death, all time based restricted stock awards are considered fully vested and, therefore, the amount reflects the value of all restricted stock awards outstanding for the Named Executive Officers.

(4)	Pursuant to Company policy, all Change in Control Agreements operate under a double trigger. Consequently, in order for a Named Executive Officer to receive additional compensation after a change in control event, the Named Executive Officer must also be involuntarily terminated “Without Cause” or voluntarily terminate their employment for “Good Reason.” Named Executive Officers who are terminated “For Cause” are not entitled to any additional compensation and only receive benefits accrued under the Pension Plan, Excess Plan and SERP.

(5)	The calculation of severance benefits equals the Named Executive Officer’s base salary (at the highest annualized rate in effect during the period after or immediately prior to the change in control) multiplied by each executive’s specific multiplier variable. Mr. Greig has a multiple of 3.0, Messrs. Richgels and Bichsel have multiples of 2.5 and all other Named Executive Officers have a multiple of 2.0. In addition, the calculation of each Named Executive Officer’s Bonus Award is equal to the target level of incentive compensation during the year of the date of termination, multiplied by the same number. The calculation of Health and Welfare Benefits for each Named Executive Officer is equal to 12 months multiplied by the Named Executive Officer specific multiplier variable (i.e. 24 months for a 2.0 multiple, 36 months for a 3.0 multiple, etc.). Health and Welfare benefits include identical medical and life insurance benefits to those available to the Named Executive Officer prior to the change in control event.

(6)	Amount represents additional SERP benefits credited upon the occurrence of a change in control event, coupled with the involuntary termination of the Named Executive Officer Without Cause or a voluntary termination for Good Reason. For Mr. Greig, amounts include credit for three (3) additional years of service. For all other Named Executive Officers, amounts include credit for two (2) additional years of service.

(7)	For all events other than death, amounts represent the cash surrender value for each Named Executive Officer’s life insurance policy. In the event of death, amount represents the benefit to be received by the designated beneficiary of each Named Executive Officer under their respective life insurance policy.

(8)	Amount represents the value of the accelerated vesting of previously unvested stock options.

(9)	Pursuant to the Change in Control Agreements, total compensation and benefits for each Named Executive Officer, other than Mr. Greig, must be less than federal regulations which characterize such payments as a “golden parachute” (currently 299% of previous five (5) year income average), as defined by IRS Regulation 280(g). Consequently, the amount presented reflects the compensation each Named Executive Officer must forfeit under the Change in Control Agreements in order to be under the Regulation 280(g) threshold. For Mr. Greig, the amount reflects a tax gross up equal to the 20% excise tax charged under Regulation 280(g).

Director Compensation

The following table sets forth compensation information on each of the non-employee Directors of FirstMerit. Directors who are also employees receive no additional compensation for their services as a Director.

				Change in
				Pension Value
				and Nonqualified
	Fees Earned			Deferred
	or Paid in	Restricted Stock	Option	Compensation	All Other
	Cash	Awards	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)

Steven H. Baer	$17,000	$3,520	$0	$0	$580	$21,100
Karen S. Belden	65,850	11,567	9,272	12,966	9,976	109,631
R. Cary Blair	74,050	11,567	9,272	0	9,976	104,865
John C. Blickle	90,850	11,567	9,272	0	9,976	121,665
Robert W. Briggs	67,900	11,567	9,272	0	9,976	98,715
Richard Colella	54,550	11,567	9,272	17,553	580	93,522
Gina D. France	50,850	12,373	9,272	2,926	580	76,001
Terry L. Haines	44,400	11,567	9,272	29,234	580	95,053
J. Michael Hochschwender	49,000	19,969	9,272	1,362	580	80,183
Clifford J. Isroff	166,850	11,567	9,272	33,189	9,976	230,854
Philip A. Lloyd II	94,950	11,567	9,272	0	9,976	125,765
Roger T. Read	23,450	4,443	0	0	9,541	37,434
Richard N. Seaman	46,200	11,567	9,272	0	580	67,619

(1)	Includes amounts, if any, deferred at the Director’s election into the FirstMerit Director Deferred Compensation Plan. Also includes fees, if any, received by the Director for sitting on regional bank community advisory boards.

(2)	Grant Date Fair Value for all restricted stock awards granted in 2007 is $10,185 except for Mr. Baer’s award, granted to him upon his appointment to the Board of Directors, which was $21,200.

(3)	Grant Date Fair Value for all option grants in 2007 is $9,272.

(4)	Earnings for all Directors are related to the Director Deferred Plan and are based on two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year or are based on the performance of Common Shares. The column includes all earnings related to the Moody’s average Corporate Bond Yield.

(5)	All amounts were dividends paid on restricted stock grants or dividend equivalents paid on exercised options.

(6)	Total does not reflect negative amounts, if any, in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.

The aggregate number of stock awards and the aggregate number of option awards outstanding at fiscal year end is as follows:

	Restricted Stock	Option
Name	Awards	Awards

Steven H. Baer	1,000	0
Karen S. Belden	500	34,200
R. Cary Blair	500	34,200
John C. Blickle	500	34,200
Robert W. Briggs	500	34,200
Richard Colella	500	34,200
Gina D. France	500	9,000
Terry L. Haines	500	34,200
J. Michael Hochschwender	833	6,000
Clifford J. Isroff	500	34,200
Philip A. Lloyd II	500	34,200
Roger T. Read	0	31,200
Richard N. Seaman	500	34,200

During 2007, the annual retainer for service on the Board of FirstMerit was $22,000, pro-rated and payable monthly in advance. The Board Lead Independent Director (Mr. Isroff), whose governance role and responsibilities are broad and significant, received an additional annual retainer of $60,000, pro-rated and payable monthly in advance. Directors received $1,500 for each Board meeting attended ($750 per meeting for telephone participation). Audit Committee members received $1,750 per committee meeting attended, with the Audit Chair receiving $3,500 per meeting. Compensation Committee members received $1,550 per committee meeting attended, with the Compensation Chair receiving $3,100 per meeting. Other Board Committee members received $1,350 per committee meeting attended, with the Committee Chair receiving $2,700 per meeting.

During 2007, any new non-employee Director elected or appointed to the Board of Directors received an initial grant of 1,000 shares of restricted stock on the day following the Director’s date of election or appointment. The restrictions on these shares lapse in one-third increments on FirstMerit’s annual meeting date each year thereafter. On the day following the Company’s annual meeting of shareholders, non-employee Directors received a grant of 500 restricted stock shares and 3,000 stock options. The restrictions on the restricted stock grants lapse one year after the grant date, and stock options vest six-months after the grant date.

The Director Deferred Plan, which was approved by the shareholders in April 1996, permits each non-employee Director of FirstMerit to elect to defer fees in either “stock units” (which are not actual Common Shares, but are tied to the performance thereof), or have them credited by FirstMerit to a deferred benefit account, which is credited with interest at a rate that is two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year. Four of FirstMerit’s Directors participated in the Director Deferred Plan during 2007. The following table provides details for those Directors who have participated in the Director Deferred Plan.

	Director	Aggregate	Aggregate	Aggregate
	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Distributions	Last FYE
Name	($)	($)(1)	($)	($)

Steven H. Baer	0	0	0	0
Karen S. Belden	0	−32,798	0	503,139
R. Cary Blair	0	0	0	0
John C. Blickle	0	−152,480	0	1,091,168
Robert W. Briggs	0	−26,756	0	191,468
Richard Colella	27,275	2,330	0	361,196
Gina D. France	50,850	−4,601	0	144,886
Terry L. Haines	44,400	−52,802	0	1,025,871
J. Michael Hochschwender	0	−8,046	0	85,780
Clifford J. Isroff	0	33,189	35,000	443,594
Philip A. Lloyd II	0	0	0	0
Roger T. Read	23,450	−132,758	962,944	0
Richard N. Seaman	0	−8,557	0	61,238

(1)	Earnings for all Directors are related to the Director Deferred Plan and are based either on (i) two percentage points over the average of the composite yield on Moody’s average Corporate Bond Yield for the month of October preceding each plan year or (ii) the performance of Common Shares. The column includes all earnings or, in the case of negative numbers, decreases for 2007.

In February 1996, the Board adopted stock ownership guidelines for its Directors. The guidelines state that within five years after adoption, each Director of FirstMerit should own Common Shares having a market value equal to at least five times the Director’s base retainer.

Principal Shareholders

The following table describes the beneficial ownership of Common Shares of each person or entity known by FirstMerit to be the beneficial owner of more than five percent of the total shares issued and outstanding. Under rules and regulations promulgated by the Commission, a person is deemed to be the “beneficial owner” of all the shares with respect to which he has or shares voting power or investment power, regardless of whether he is entitled to receive any economic benefit from his interest in the shares. As used herein, the term “voting power” means the power to vote or to direct the voting of shares, and “investment power” means the power to dispose of or to direct the disposition of shares.

These parties have certified to the Commission that the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of FirstMerit.

	Shares and Nature of
	Beneficial Ownership
Name and Address of	Sole	Shared
Beneficial Owner	Ownership	Ownership	% of Class

Barclays Global Investors, NA,(1)	9,699,729	−0−	12.05%
Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105
and
Barclays Global Investors Japan Limited Ebisu Prime Square Tower 8th Floor 1-1-39 Hiroo Shibuya-Ku Tokyo 150-8402 Japan

(1)	As reported in a Schedule 13G dated and filed with the Commission on February 5, 2008 by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors Japan Limited and a group of other affiliated entities. The Schedule 13G states that: (a) Barclays Global Investors, NA. beneficially owns and has the sole power to dispose of an aggregate of 3,103,801 Common Shares and the sole power to vote an aggregate of 2,757,292 Common Shares; (b) Barclays Global Fund Advisors beneficially owns and has the sole power to dispose of an aggregate of 6,562,563 shares of Common Shares and the sole power to vote an aggregate of 6,562,563 shares of its Common Shares; and (c) Barclays Global Investors Japan Limited beneficially owns and has the sole power to dispose of an aggregate of 33,365 shares of Common Shares and the sole power to vote an aggregate of 33,365 shares of its Common Shares.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Committee Chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to public release. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent registered public accounting firm and must pre-approve all services provided.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Nasdaq rules require each member of the Audit Committee to be able to read and understand financial statements. The Company believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with both management and the Company’s independent registered public accounting firm for the year ended December 31, 2007, Ernst & Young LLP (“EY”). The Audit Committee also discussed with EY matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). EY provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with EY any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of EY, and the Audit Committee has satisfied itself as to EY’s independence.

Based upon the Audit Committee’s discussion with management and EY, and the Committee’s review of the representation of management and the report of EY to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that EY be retained as the Company’s independent registered public accounting firm for the 2008 fiscal year.

John C. Blickle, Chair	J. Michael Hochschwender
Steven H. Baer	Gina D. France
Karen S. Belden

Independent Registered Public Accounting Firm Fees

EY served as the Company’s independent public accountant for fiscal 2007 and PricewaterhouseCoopers LLP (“PwC”) served this role for fiscal 2006. Fees for professional services rendered by EY for fiscal 2007 and by PwC for fiscal 2006 were as follows:

	2007 EY	2006 PwC

Audit Fees	$985,671	$1,547,490
Audit-Related Fees	364,046	18,143
Tax Fees	0	30,209
All Other Fees	13,750	0

Audit Fees consist of fees billed in the last two fiscal years for the audit of the Company’s annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, statutory and subsidiary audits and services provided in connection with regulatory filings during those two years.

Audit-Related Fees consist of fees billed in the last two fiscal years for assurance or services reasonably related to the audit and review of the Company’s financial statements. The 2007 fees for EY were related to accounting consultations and other assurance related services provided by EY. The 2006 fees for PwC related to transaction related support services.

Tax Fees represent fees for professional services for tax compliance, tax advice and tax planning. There were no tax fees billed by EY for 2007. For 2006, these fees relate to assistance provided in connection with examination by State taxing authorities.

All Other Fees represent services provided with respect to information technology controls.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of EY and has concluded that it is.

Pre-Approval of Fees

Under applicable Commission rules, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee has delegated pre-approval authority to its Chair, provided that fees for the pre-approved services do not exceed $50,000 and that the pre-approval is to be reviewed with the Audit Committee at its next regular meeting. The Audit Committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent registered public accounting firm. All of the services related to Audit-Related Fees or Tax Fees described above were pre-approved by the Audit Committee. A copy of the pre-approval policy is available at www.firstmerit.com.

PROPOSAL 2 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On November 3, 2006, the Audit Committee of the Board of Directors of the Company approved the engagement of EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, and dismissed PwC as the independent registered public accounting firm of the Company on November 3, 2006. PwC’s dismissal became final upon completion of its procedures on the Company’s financial statements as of and for the fiscal year ending December 31, 2006, and the Form 10-K for the year ending December 31, 2006 on February 28, 2007 (the “Date of Dismissal”).

The reports of PwC on the Company’s financial statements for the years ended December 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2006 and 2005, and through the Date of Dismissal, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the Company’s financial statements for such years. During the years ended December 31, 2006 and 2005, and through the Date of Dismissal of PwC, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) with respect to the Company. The Company requested PwC to furnish a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of such letter was filed as Exhibit 16.1 to the Current Report on Form 8-K filed by the Company with the Commission on November 7, 2006.

During the years ended December 31, 2006 and 2005, and through November 3, 2006, the Company did not consult EY regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Company’s financial statements or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Upon the recommendation of the Audit Committee, FirstMerit has appointed EY as its independent registered public accounting firm for 2008. A representative of EY will be present at the meeting and will be available to answer questions. Such representatives will have the opportunity to make a statement at the meeting if he or she desires to do so.

By Nasdaq and Commission rules and regulations, selection of the Company’s independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of that selection as both good corporate practice and to provide shareholders an avenue to express their views on this important matter. The affirmative vote of the holders of a majority of shares is necessary to ratify the selection of the Company’s independent registered public accounting firm for the current year. Under applicable law, listing requirements and the Company’s Regulations, abstentions and broker non-votes, if any, have the effect of a “no” vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratification. If shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of the Company’s independent registered public accounting firm. Even if the current selection is ratified by shareholders, the Audit Committee reserves to itself the right to terminate the engagement of EY and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS EACH RECOMMEND A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT YEAR.

PROPOSAL 3 — APPROVAL OF AMENDMENTS TO THE COMPANY’S SECOND AMENDED AND
RESTATED CODE OF REGULATIONS

General

The Company is asking shareholders to approve certain amendments to the Company’s Regulations. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE REGULATIONS.

The Board of Directors has approved a resolution to amend Article III of the Regulations which, if adopted, would result in the declassification of the Company’s Board of Directors. If the proposed resolution is approved, the proposed director nominees will be elected for a term of one (1) year. Directors who currently have terms which expire after the 2008 Annual Meeting of Shareholders will not stand for election until the expiration of their terms at the 2009 and 2010 Annual Meeting, as the case may be.

Proposal to Amend Article III

The Company is seeking shareholder approval to amend Article III (Board of Directors), Section 2 — Number of; Qualifications; Nominations, Section 3 — Election of Directors; Vacancies and Section 4 — Term of Office; Resignations; Removal, of the Regulations in order to eliminate classification of the directorships on the Company’s Board of Directors. At present, the Company’s Board of Directors is divided into three (3) classes, each with three (3) year terms.

While the Board of Directors believes its current policy of board classification provides certain organizational benefits, such as consistency and continuity of management, the Board of Directors believes that adherence to outstanding corporate governance practices is paramount in order to operate an efficient organization and to maximize shareholder value. In addition, the Board of Directors is keenly aware of the evolving nature of corporate governance policies in the United States and the growing trend amongst other public companies away from board classification. The Board of Directors believes that shareholders will benefit from having the opportunity to review and vote on all candidates for director each year and therefore supports declassification of the Board of Directors.

Proposed Text of Amended Article III

If this proposal is approved by shareholders, new Article III (Board of Directors), Section 2 — Number of; Qualifications; Nominations, would read in its entirety as follows:

Section 2 — Number of; Qualifications; Nominations. The Board of Directors of the Corporation shall consist of such number of directors as may be determined from time to time by resolution adopted by the shareholders at a meeting called for the purpose of electing directors, but in no event shall the number of directors exceed twenty-four (24). No reduction in the number of the directors shall of itself have the effect of shortening the term of an incumbent director. A director need not be a shareholder of the Corporation.

Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote in the election of directors. However, any shareholder entitled to vote in the election of directors at a meeting may nominate a director only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (a) with respect to an election to be held at an Annual Meeting of Shareholders, ninety (90) days in advance of the date established by the Code of Regulations for the holding of such meeting, and (b) with respect to an election to be held at a Special Meeting of Shareholders for the election of directors, the close of business on the seventh (7th) day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors, and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

If this proposal is approved by shareholders, new Article III (Board of Directors), Section 3 — Election of Directors; Vacancies, would read in its entirety as follows:

Section 3 — Election of Directors; Vacancies. Except as otherwise provided by law or by the Articles of Incorporation, and subject to the provisions of this Section 3 and Section 4 of this Article III, directors shall be elected at each Annual Meeting of Shareholders or at a special meeting of shareholders called for the purpose of electing directors. At a meeting of shareholders at which the directors are to be elected, only persons nominated as candidates shall be eligible for election as directors, and the candidates receiving the greatest number of votes shall be elected. In the event of the occurrence of any vacancy or vacancies of the Board, however caused, the remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any such vacancy for the unexpired term.

If this proposal is approved by shareholders, new Article III (Board of Directors), Section 4 — Term of Office; Resignations; Removal, would read in its entirety as follows:

Section 4 — Term of Office; Resignations; Removal. Directors shall hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify, or until their earlier resignation, removal from office, or death, provided, however, that the foregoing shall not have the effect of shortening the term of any director to which they have been duly elected. No director may be removed during the term of office for which he was elected, by shareholders or otherwise, except for good cause, and if removed by shareholders for good cause, only by a vote of two-thirds (2/3) of the shares of capital stock outstanding entitled to vote for directors generally. Any director may resign at any time by oral statement to that effect made at a meeting of the Board or in writing to that effect delivered to the Secretary, such resignation to take effect immediately or at such other time as the director may specify.

Required Vote of Shareholders

Pursuant to Section 1701.11(A)(4) of the Ohio Revised Code, any amendments that propose to change or eliminate director classification must be approved by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Company and by the affirmative vote of a majority of “Disinterested Shares” voting on the proposal. Under Section 1704.01 of the Ohio Revised Code, “Disinterested Shares” are defined as any shares held by a person or entity other than one that beneficially owns 10% or more of the Company’s issued and outstanding Common Shares (an “Interested Shareholder”). As of the date of this Proxy Statement, the Company believes that only Barclays Global Investors, NA. and its group of affiliated entities are Interested Shareholders; however, a person or entity could become an Interested Shareholder by acquiring the right to vote additional Common Shares at the Annual Meeting.

Abstentions and broker non-votes will have the same effect as votes against this proposal for determining whether a majority of the voting power of the Company has approved the amendments to the Regulations. Abstentions and broker non-votes, however, are not “voted” and therefore are not considered in determining whether a majority of Disinterested Shares voting on the proposal has approved the amendments to the Regulations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THESE AMENDMENTS TO THE COMPANY’S REGULATIONS.

INCORPORATION BY REFERENCE

The Audit Committee Report and the Compensation Committee Report in this Proxy Statement are not deemed filed with the Commission and shall not be deemed incorporated by reference into any prior or future filings made by FirstMerit under the Securities Act of 1933, as amended, or the 1934 Act, except to the extent that FirstMerit specifically incorporates such information by reference.

GENERAL

The accompanying Proxy is solicited by and on behalf of the Board of Directors of FirstMerit, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by FirstMerit. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by Directors, officers and employees of FirstMerit. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and FirstMerit will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. FirstMerit has engaged Innisfree M&A Incorporated to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the meeting. The costs of such services are estimated at $10,000, plus reasonable distribution and mailing costs.

Management of FirstMerit has no information that other matters will be brought before the meeting. If, however, other matters are properly presented, the accompanying Proxy will be voted in accordance with the best judgment of the proxy holders with respect to such matters.

Terry E. Patton
Secretary

Akron, Ohio
March 12, 2008

FIRSTMERIT CORPORATION
COMMON
ANNUAL MEETING OF SHAREHOLDERS, APRIL 16, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF FIRSTMERIT CORPORATION.
     The undersigned hereby appoints PAUL G. GREIG, TERRENCE E. BICHSEL AND TERRY E. PATTON, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of FirstMerit Corporation on Wednesday, April 16, 2008, and any adjournment(s) and postponement(s) thereof, with all powers that the undersigned would possess if personally present, with respect to the proposal(s) set forth on the reverse side hereof. The affirmative vote of a majority of the shares represented at the meeting may authorize the adjournment of the meeting; provided, however, that no proxy which is voted against a proposal will be voted in favor of adjournment to solicit further proxies for such proposal.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE HEREOF, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINATED DIRECTORS, THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND THE AMENDMENTS TO THE REGULATIONS. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH PROPERLY COME BEFORE THE MEETING.
(Continued and to be signed on the reverse side.)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF
FIRSTMERIT CORPORATION
April 16, 2008
COMMON

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
– OR –
TELEPHONE - Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER
ACCOUNT NUMBER

~ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone. ~

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑
						For	Against	Abstain
1. For the election of four Class II Directors		NOMINEES:		2.	To ratify the selection of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐

☐	FOR ALL NOMINEES	o	Karen S. Belden
		o	R. Cary Blair
☐	WITHHOLD AUTHORITY	o	Robert W. Briggs	3.	To approve the amendments to FirstMerit Corporation's Second Amended and Restated Code of Regulations	☐	☐	☐
	FOR ALL NOMINEES	o	Clifford J. Isroff
☐	FOR ALL EXCEPT
				4.	Such other business which is properly brought before said meeting and any adjournments thereof.

THE DIRECTORS RECOMMEND APPROVAL OF THESE MATTERS
INSTRUCTION: To withhold authority to vote for any individual nominee(s) mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to, withhold, as shown here: ●
The undersigned acknowledges receipt from FirstMerit Corporation prior to the execution of this proxy of the Notice of Meeting and a Proxy Statement
DO YOU HAVE ANY COMMENTS? Please use the comments box on the reverse side.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.